     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1998

                                                      REGISTRATION NO. 333-56101
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            BUFFALO WILD WINGS, INC.

             (Exact name of registrant as specified in its charter)

          MINNESOTA                          5812                  31-1455915
  (State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation of organization)       Classification Code)        Identification
                                                                    Number)

                            BUFFALO WILD WINGS, INC.
                 1919 INTERCHANGE TOWER, 600 SOUTH HIGHWAY 169
                             MINNEAPOLIS, MN 55426
                                 (612) 593-9943

(Address and telephone number of principal executive offices and principal place of business)

             SALLY J. SMITH, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            BUFFALO WILD WINGS, INC.
                 1919 INTERCHANGE TOWER, 600 SOUTH HIGHWAY 169
                             MINNEAPOLIS, MN 55426
                                 (612) 593-9943

           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

  WARREN E. MACK, ESQ. OR MELODIE R.              GIRARD P. MILLER, ESQ.
              ROSE, ESQ.                  DOHERTY, RUMBLE & BUTLER PROFESSIONAL
       FREDRIKSON & BYRON, P.A.                        ASSOCIATION
 900 SECOND AVENUE SOUTH, SUITE 1100        150 SOUTH FIFTH STREET, SUITE 3500
     MINNEAPOLIS, MINNESOTA 55402                 MINNEAPOLIS, MN 55402
            (612) 347-7000                            (612) 340-5555

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                          AMOUNT TO           OFFERING PRICE            AGGREGATE
               SECURITIES TO BE REGISTERED                    BE REGISTERED(1)          PER UNIT(2)         OFFERING PRICE(2)
Units consisting of Common Stock and Warrants to purchase
  one share of Common Stock...............................        1,725,000                $6.50               $11,212,500
Common Stock, no par value................................        1,725,000                $6.00               $10,350,000
Warrants to purchase one share of Common Stock............        1,725,000                $0.50                $862,500
Common Stock, no par value, underlying the Warrants.......        1,725,000                $8.00               $13,800,000


                  TITLE OF EACH CLASS OF                          AMOUNT OF
               SECURITIES TO BE REGISTERED                    REGISTRATION FEE
Units consisting of Common Stock and Warrants to purchase
  one share of Common Stock...............................         $3,308
Common Stock, no par value................................         N/A(3)
Warrants to purchase one share of Common Stock............         N/A(3)
Common Stock, no par value, underlying the Warrants.......         $4,071

(1) Includes 225,000 units purchasable by the Underwriters to cover over-allotments.

(2) Estimated solely for the purpose of calculating registration fees pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3) The registration fee is being paid and accounted for in the registration fee calculation of the Units. The assumed $6.50 per Unit offering price is being allocated $6.00 per share to the Common Stock and $0.50 per Warrant to the Warrants.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(s), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 23, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           [BUFFALO WILD WINGS LOGO]

                                1,500,000 UNITS

               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
             AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

    All of the Units offered hereby are being sold by Buffalo Wild Wings, Inc. Each Unit consists of one share of Common Stock, no par value ("Share"), and one redeemable warrant ("Warrant") to purchase one share of Common Stock ("Warrant Share") at an exercise price per share equal to the Price to Public of the Units offered hereby plus $1.50, subject to adjustment. It is currently estimated that the initial public offering price will be between $6.00 and $6.50 per Unit. The Warrants are immediately exercisable, expire on the fourth anniversary of the date of this Prospectus and are immediately transferable separate from the Shares. The Warrants are subject to redemption by the Company, at a price of $0.01 per Warrant, at any time 90 days after the date of this Prospectus following a period of 20 consecutive trading days where the per share closing sale price of the Common Stock exceeds the Price to Public of the Units offered hereby plus $2.75 (subject to adjustment), on not less than 30 days' written notice given not more than 15 trading days following such 20 trading-day period.

    Prior to this offering, there has been no public market for the Units, Shares or Warrants. The Company has applied for quotation of the Shares and the Warrants on the Nasdaq National Market under the symbols "BFLO" and "BFLOW," respectively. The Units will neither be quoted on the Nasdaq system nor listed on a securities exchange.


    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND "DILUTION" ON PAGE 13.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                       PRICE TO           UNDERWRITING DISCOUNTS           PROCEEDS
                                                        PUBLIC              AND COMMISSIONS(1)          TO COMPANY(2)
Per Unit.....................................
Total(3).....................................

(1) In addition, the Company has agreed to (i) pay R.J. Steichen & Company, as representative of the several Underwriters (the "Representative"), a nonaccountable expense allowance equal to 2% of the gross proceeds of this offering, (ii) sell to the Representative, for nominal consideration, a five-year warrant to purchase 150,000 shares of Common Stock, exercisable at 120% of the Price to Public of the Units offered hereby (the "Representative's Warrant") and (iii) indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting offering expenses payable by the Company estimated at
    $      ,including printing costs, filing fees, legal and accounting fees and the nonaccountable expense allowance referenced in note 1 above. See "Underwriting."


(3) The Company has granted the Underwriters a 45-day option to purchase up to 225,000 Units solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions, and Proceeds to Company will be $         $         and
    $         , respectively. See "Underwriting."

    The Units are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and are subject to the right of the Underwriters to withdraw, cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the Units will be
made on or about            , 1998.

                            [RJ STEICHEN & CO LOGO]

                THE DATE OF THIS PROSPECTUS IS            , 1998

    [Photograph of exterior of Company-owned Buffalo Wild Wings restaurant]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE REGISTERED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."

    [Photograph of exterior of Company-owned Buffalo Wild Wings restaurant]

[Photograph of interior bar area of Company-owned Buffalo Wild Wings restaurant]

               [Map of the U.S. marked with restaurant locations]

[Photograph of Buffalo, New York-style chicken wings, and various sandwiches and appetizers served at the Company's restaurants]

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO CONVERSION OF OUTSTANDING CONVERTIBLE NOTES (UP TO 234,375 SHARES) AND NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION (225,000 SHARES), REPRESENTATIVE'S WARRANT (150,000 SHARES), OUTSTANDING OPTIONS AND WARRANTS (508,935 SHARES) AND THE WARRANTS TO BE ISSUED IN CONNECTION WITH THIS OFFERING (1,500,000 SHARES) AND (II) REFLECTS A 1-FOR-2 REVERSE STOCK SPLIT OF THE COMMON STOCK TO BE EFFECTED SIMULTANEOUSLY WITH THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. SEE "DESCRIPTION OF SECURITIES" AND "UNDERWRITING."

                                  THE COMPANY

    Buffalo Wild Wings, Inc. ("Buffalo Wild Wings" or the "Company") develops, franchises and operates comfortable, "fast casual" restaurants offering a broad menu of affordably priced food with a focus on Buffalo, New York-style chicken wings. The Company's restaurants target the market niche between fast food and casual dining, offering a dining and entertainment experience focused on quality food, value pricing and a relaxed, fun atmosphere. The Company believes that its restaurants have a family-friendly appeal designed to allow the dining atmosphere and bar to coexist.

    The Company's strategy is focused around a distinctive menu featuring 12 signature sauces that range from mild Teriyaki to "better-be-ready Blazin." In addition to its Buffalo, New York-style chicken wings, the Company's restaurants offer a broad menu of other made-to-order casual food items including burgers, sandwiches, salads and appetizers. All of the menu items are available for carryout, which currently accounts for approximately 20% of restaurant sales for Company-owned restaurants. The Company believes it has differentiated its concept beyond its menu by creating a relaxed, unstructured and entertaining atmosphere that appeals to a variety of customers. The Company also attempts to position its restaurants to take advantage of the lifestyles of families, particularly in light of the growing influence that children have in the buying decision. All of the Company's restaurants have numerous televisions with satellite service, including large screen televisions, to capitalize on the very high interest in sports and the National Trivia Network. Restaurants also have full service bars, offering an extensive selection of specialty beers on tap, 30 or more different bottled beers, wine and liquor. On average, annual alcoholic beverage revenue accounts for 35% to 40% of total system-wide restaurant revenue.


    Founded in 1982 with the opening of its first restaurant on the Ohio State University campus, the Company has expanded into 16 states with a chain of 83 restaurants, of which 15 are Company-owned and 68 are franchised, including one Company-owned restaurant currently under construction and two franchised restaurants scheduled to open in July 1998. System-wide during 1997, those restaurants open for a full year averaged $1.2 million in revenue. From its Company-owned restaurants and franchise fees, the Company's net income was $806,000 in 1996 on revenues of $14.6 million and $828,000 in 1997 on revenues of $16 million. For the first quarter ended March 29, 1998, net income was $65,000 on revenues of $4.3 million.


    The Company intends to expand its operations by increasing market penetration in existing markets and entering new markets by emphasizing Company-owned restaurants with a continued roll-out of franchised locations. The Company has made a strategic decision to seek to increase the proportional number of Company-owned restaurants in its restaurant base from 18% currently to 30% over the next five years. The Company believes this strategy will allow it to more rapidly grow the value of the Company and to attract and retain qualified personnel. The Company has opened five Company-owned restaurants in 1998 and has one site under construction as of the date of this Prospectus. The Company estimates that with the net proceeds of this offering and equipment lease financing it can open four additional restaurants in 1998 and up to eight restaurants in the first half of 1999. In 1998, the Company anticipates up to eight new franchised restaurants will open in addition to the two that have opened and the two scheduled to open in July 1998.

    The Company operates under three different service models: counter service, modified wait service (initial orders placed at the counter followed by wait service) and full wait service. The Company plans to convert the majority of its Company-owned restaurants to the modified wait service model and incorporate this service level in its new Company-owned and franchised restaurants. This strategy allows the Company to preserve its niche as a neighborhood "fast casual" restaurant, between the fast food and casual dining segments, by offering more convenience and lower prices (average ticket of $6-$9 per person) than casual dining restaurants while providing a higher service level and more entertaining atmosphere than available at fast food restaurants.


    The Company was incorporated under the laws of the State of Minnesota in December 1995 and in June 1997 merged with bw-3, Inc., an Ohio corporation organized in 1982 (the "Predecessor"), to effect a reincorporation of the Predecessor in Minnesota. In May 1998, the Company changed its name to Buffalo Wild Wings, Inc. The Company's wholly-owned franchising subsidiary is bw-3 Franchise Systems, Inc., an Ohio corporation ("Franchise Systems"). Unless otherwise specifically indicated, references to the "Company" include the Predecessor and Franchise Systems. The Company's executive offices are located at 1919 Interchange Tower, 600 South Highway 169, Minneapolis, Minnesota 55426 and its telephone number is (612) 593-9943.


                                  THE OFFERING


Securities offered.......................  1,500,000 Units, each Unit consisting of one
                                           Share of Common Stock and one redeemable Warrant
                                           to purchase one share of Common Stock at an
                                           exercise price per share equal to the Price to
                                           Public of the Units offered hereby plus $1.50,
                                           subject to adjustment. The Warrants are
                                           immediately exercisable, expire on the fourth
                                           anniversary of the date of this Prospectus and
                                           are immediately transferable separate from the
                                           Shares. The Warrants are subject to redemption
                                           by the Company, at a price of $0.01 per Warrant,
                                           at any time 90 days after the date of this
                                           Prospectus following a period of 20 consecutive
                                           trading days where the per share closing sale
                                           price of the Common Stock exceeds the Price to
                                           Public of the Units offered hereby plus $2.75
                                           (subject to adjustment). The Company must give
                                           at least 30 days' written notice of such
                                           redemption not more than 15 trading days
                                           following such 20 trading-day period.
Common Stock outstanding before this
  offering...............................  1,987,757 shares(1)
Common Stock to be outstanding after this
  offering...............................  3,487,757 shares(1)(2)
Use of Proceeds..........................  The Company intends to use proceeds from this offering to repay debt, expand Company-owned
                                           restaurant locations, upgrade information
                                           systems and for working capital and general
                                           corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market
  symbols................................  Common Stock: BFLO
                                           Warrants: BFLOW


------------------------
(1) Reflects a 1-for-2 reverse stock split of the Common Stock to be effected simultaneously with the effective date of the Registration Statement of which this Prospectus is a part.

(2) Does not include (i) up to 234,375 shares of Common Stock issuable upon conversion of outstanding convertible notes, (ii) 225,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option,
    (iii) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrant, (iv) 508,935 shares of Common Stock issuable upon exercise of outstanding options and warrants, or (v) 1,500,000 shares of Common Stock issuable upon exercise of the Warrants to be issued in connection with this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                  (TABLES IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    FOR THE YEARS ENDED                   FOR THE
                                           -------------------------------------     THREE MONTHS ENDED
                                            DECEMBER     DECEMBER     DECEMBER    ------------------------
CONSOLIDATED STATEMENT OF OPERATIONS           31,          29,          28,       MARCH 30,    MARCH 29,
DATA:                                         1995         1996         1997         1997         1998
                                           -----------  -----------  -----------  -----------  -----------
Restaurant sales.........................   $  10,031    $  11,253    $  12,216    $   3,173    $   3,280
Franchising revenues:
  Initial franchise fees.................         315          338          328          123           50
  Royalty income.........................       1,944        3,010        3,502          830        1,000
                                           -----------  -----------  -----------  -----------  -----------
    Total franchising revenues...........       2,259        3,348        3,830          953        1,050
                                           -----------  -----------  -----------  -----------  -----------
Total revenue............................      12,290       14,601       16,046        4,126        4,330
Cost of restaurant sales.................       6,853        7,338        7,809        2,068        2,089
Selling, general and administrative
  expenses...............................       5,893        5,836        6,301        1,608        1,817
Preopening expenses......................          28           53           65           23          112
Impairment and disposal charges..........       1,120       --              157       --              145
                                           -----------  -----------  -----------  -----------  -----------
Earnings (loss) from operations..........      (1,604)       1,374        1,714          427          167
Other income (expense), net..............        (289)        (373)        (343)         (93)         (56)
                                           -----------  -----------  -----------  -----------  -----------
Earnings (loss) before income taxes......      (1,893)       1,001        1,371          334          111
Income tax expense (benefit).............        (222)         195          543          136           46
                                           -----------  -----------  -----------  -----------  -----------
Net earnings (loss)......................   $  (1,671)   $     806    $     828    $     198    $      65
                                           -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------
Earnings (loss) per common share(1)......   $   (1.09)   $     .45    $     .42    $     .10    $     .03
                                           -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------
Weighted average common share
  outstanding(1).........................       1,539        1,784        1,967        1,967        1,969
                                           -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------
Earnings (loss) per common
  share--assuming dilution(1)............   $   (1.09)   $     .45    $     .41    $     .10    $     .03
                                           -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------
Weighted average common and common
  equivalent shares outstanding(1).......       1,539        1,784        2,019        1,998        2,033
                                           -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------

                                                                 MARCH 29, 1998
                                                ------------------------------------------------
                                                               PRO          AS           AS
CONSOLIDATED BALANCE SHEET DATA:                 ACTUAL     FORMA(2)    ADJUSTED(3)  ADJUSTED(4)
                                                ---------  -----------  -----------  -----------
Working capital (deficit).....................  $  (1,626)  $  (1,552)   $   7,742    $   6,617
Total assets..................................      8,900      11,020       18,268       17,143
Total liabilities.............................      6,666       8,685        6,666        6,666
Total stockholders' equity....................      2,234       2,335       11,602       10,477

------------------------

(1) See Note 1 to Consolidated Financial Statements for an explanation of the determination of weighted average common and common equivalent shares outstanding. Share and per share amounts adjusted for a 1-for-2 reverse stock split of the Common Stock to be effected simultaneously with the effective date of the Registration Statement of which this Prospectus is a part.

(2) Pro forma includes the issuance of $2,250,000 of convertible notes and detachable warrants in April 1998. An aggregate $1,125,000 of these notes are convertible into Common Stock within 20 days of the closing of this offering at 80% of the Price to Public of the Units offered hereby. See "Description of Securities--Convertible Notes."

(3) Adjusted to reflect the sale of the 1,500,000 Units offered by the Company hereby at an assumed offering price of $6.50 per Unit, and the application of the estimated net proceeds therefrom, the repayment of $1,125,000 of convertible notes issued in April 1998, the conversion of $1,125,000 of convertible notes into Common Stock at $5.20 per share (80% of the assumed Price to Public of the Units offered hereby) and the expensing of related note issuance and other financing costs. Simultaneous with the effective date of the Registration Statement of which this Prospectus is a part, the Company will record an interest charge of $281,000 to reflect the in-the-money conversion discount for the convertible note holders. See "Use of Proceeds" and "Description of Securities--Convertible Notes."

(4) Adjusted to reflect the sale of the 1,500,000 Units offered by the Company hereby at an assumed offering price of $6.50 per Unit, and the application of the estimated net proceeds therefrom, the repayment of $2,250,000 of the notes issued in April 1998 and the expensing of related note issuance and other financing costs. Simultaneous with the effective date of the Registration Statement of which this Prospectus is a part, the Company will record an interest charge of $281,000 to reflect the in-the-money conversion discount for the convertible note holders. See "Use of Proceeds" and "Description of Securities--Convertible Notes."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THIS PROSPECTUS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS WHICH REFLECT THE COMPANY'S PLANS, ESTIMATES AND BELIEFS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IN EVALUATING AN INVESTMENT IN THE SECURITIES, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

DEPENDENCE ON EXPANSION STRATEGY; MANAGEMENT OF GROWTH


    The Company's expansion strategy will depend upon the ability of the Company and its franchisees to open and operate additional restaurants profitably. The opening of new restaurants, both by the Company and its franchisees, will depend on a number of factors, many of which are beyond the control of the Company and its franchisees. These factors include, among others, the availability of management, attracting and retaining qualified franchisees, restaurant staff and other personnel, the cost and availability of suitable restaurant locations, cost effective and timely planning, design and build-out of restaurants, acceptable leasing or financial terms and securing required governmental permits. Although the Company has formulated its business plans and expansion strategies based on certain assumptions, based on the current best estimates of management, the Company anticipates that, as with most business ventures, they will be subject to change. There can be no assurance that the Company's assessments regarding timing and opening of new Company restaurants and franchise restaurants or a variety of other factors will prove to be correct, or that such new restaurants will be operated profitably.


    The Company's expansion has and will continue to require the implementation of enhanced operational systems. The Company regularly evaluates the adequacy of its current policies, procedures, systems and resources, including financial controls, management information systems, human resources, marketing, field and restaurant management and vendor capacities and relations. There can be no assurance that the Company will adequately address all of the changing demands that its planned expansion will impose on such systems, controls and resources. See "Business--Buffalo Wild Wings Expansion Strategy."

UNCERTAINTY OF MARKET ACCEPTANCE

    In the course of expansion of the Company's concept, the Company and its franchisees will enter new or more highly competitive geographic regions or local markets in which they may have limited operating experience. There can be no assurance that the Company or its franchisees will be able to create brand awareness or achieve a level of success of the Buffalo Wild Wings concept in these regions or particular local markets. New Company-owned restaurants typically require several months of operation before achieving normal profitability. When the Company enters highly competitive new markets or territories in which the Company has not yet established a market presence, the adverse effects on revenue and profit margins may be greater and more prolonged.

COMPETITION

    The food service industry is intensely competitive. Because of the nature of the Buffalo Wild Wings concept as "fast casual," the Company competes with national casual dining chains, such as Applebee's, T.G.I. Friday's and Chili's, national fast food chains, such as McDonald's, Burger King and Arby's, as well as local chains and independently-operated restaurants. Competition in the casual dining and fast food segments of the restaurant industry is expected to remain intense with respect to price, service, location, concept and the type and quality of food. There is also intense competition for real estate sites, qualified management personnel and hourly restaurant staff. Some of the Company's competitors have been in existence longer than the Company and may be better established in markets where the Company or its franchisees are or may be located. Further, many of these competitors have greater financial and other resources and market presence than the Company and its franchisees. See "Business--Competition."

DEPENDENCE ON FRANCHISING CONCEPT

    Currently, approximately 82% of the restaurants in the Company's chain are franchised restaurants and franchising royalties represented approximately 24% of the Company's revenues during 1997. Although the Company plans to reduce the percentage of franchised restaurants in its chain, the Company's performance is, and will continue to be, dependent upon its ability to attract and retain qualified franchisees as well as the ability of its franchisees to promote and capitalize upon the Company's concept and its reputation for quality and value. The Company has established criteria for use in evaluating prospective franchisees, but there can be no assurance that it will recruit franchisees who have the business abilities or financial resources necessary to open restaurants on schedule or that franchisees will conduct operations in a manner consistent with the Company's concepts and standards. See "Business-- Franchising."

GOVERNMENT REGULATIONS

    The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning and building requirements. Termination of the liquor license for any restaurant would adversely affect the revenues of that restaurant and failure to obtain such licenses would adversely affect the Company's expansion plans. The Company and its franchisees are also subject to laws governing their relationships with employees, including benefit, wage and hour laws, and laws and regulations relating to workers' compensation insurance rates, unemployment and other taxes, working and safety conditions and citizenship or immigration status. The Company may be subject in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. While the Company carries liquor liability coverage, a judgment against the Company under a dram shop statute in excess of such insurance coverage, or any inability to continue to obtain such insurance coverage at reasonable costs, could have a material adverse effect on the Company. Failure to comply with any of these regulations or increases in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company and its franchisees.

    In addition, the Company is subject to various state and federal laws relating to the offer and sale of franchises and the franchisor-franchisee relationship. The failure by the Company to comply with these laws could subject it to liability to franchisees and to fines or other penalties imposed by governmental authorities. The Company believes that the franchising industry is experiencing an increasing trend of franchisees filing complaints with governmental authorities and instituting lawsuits against franchisors claiming that they have engaged in unlawful or unfair trade practices or violated express or implied agreements with franchisees. The Company believes that its relations with its franchisees are generally good. See "Business--Government Regulations."

CERTAIN FACTORS AFFECTING THE RESTAURANT INDUSTRY

    The restaurant industry is affected by national, regional and local economic conditions, changing consumer tastes and spending priorities, health concerns and trends, demographic trends, traffic patterns and the type, number and location of competing restaurants. Multi-unit chains such as the Company can also be adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Dependence on fresh produce and meats also subjects the Company to the risk that shortages or interruptions in supply, particularly of chicken wings, caused by unfavorable weather or other conditions, could adversely affect the availability, quality or cost of food supplies. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the availability of qualified management and hourly employees may also adversely affect the restaurant industry in general and the Company's restaurants in particular. The Company and its franchisees may be the subject of litigation based on discrimination, personal injury and other claims. None of the foregoing factors can be predicted with any degree of certainty and any one or more of these factors could have a material adverse effect on the Company's financial condition and results of operations. The continued success of the Company will depend in part on the ability of the Company's management to identify and respond appropriately to changing conditions. See "Business--Competition."

NEED FOR ADDITIONAL FINANCING

    The Company has opened five Company-owned restaurants in 1998, has one site under construction as of the date of this Prospectus and expects to open four additional restaurants in 1998. The Company anticipates that the proceeds received in this offering, together with cash from operations, equipment leasing and landlord construction contributions (when available) will be sufficient to fund its expansion plans for 1998 and into 1999. There can be, however, no assurance that these estimates will prove accurate. To continue the expansion at the same or higher level through 1999 and beyond, the Company anticipates that additional funding and equipment leasing will be necessary. In addition, the Company has made a strategic decision going forward to increase the proportional number of Company-owned restaurants in its restaurant base. Accordingly, the Company will need to seek additional financing to continue its expansion efforts after the proceeds from this offering are exhausted. There can be no assurance that such additional financing will be available to the Company on favorable terms, if at all. See "Use of Proceeds" and "Business--Buffalo Wild Wing Expansion Strategy."

DEPENDENCE ON KEY PERSONNEL


    The Company's ability to develop and market its products and to maintain a competitive position depends, in large part, on its ability to attract and retain qualified personnel. There can be no assurance that the Company will be able to attract and retain such personnel. In particular, the Company is presently dependent upon the services of Sally J. Smith, Chief Executive Officer and President, Mary J. Twinem, Chief Financial Officer, and Stephen E. David, Chief Operating Officer. The Company does not have employment agreements with and does not maintain key person insurance on any of its employees. The Company's inability to retain the full-time services of any of these people or attract other qualified individuals could have an adverse effect on the Company, and there would likely be a difficult transition period in finding replacements for any of them. In an effort to attract and retain key personnel, the Company's Restated Articles of Incorporation limit the personal liability of the Company's directors and the Company's Restated Bylaws provide that each director, officer and employee of the Company shall be indemnified by the Company to the fullest extent permissible by applicable law. See "Management" and "Description of Securities--Certain Limited Liability and Indemnification Provisions."



TRADEMARKS, SERVICE MARKS AND TRADE SECRETS



    The Company places considerable value on its trademarks, service marks and trade secrets. The Company intends to actively enforce and defend its marks and if violations are identified, to take appropriate action to preserve and protect its goodwill in its marks. The Company attempts to protect its sauce recipes as trade secrets by, among other things, requiring confidentiality agreements with its supplier of sauces. However, there can be no assurance that the Company will be successful in enforcing its rights under its marks or preventing competitors from misappropriating its sauce recipes. There also can be no assurance that the Company's marks are, in fact, of value, that use of such marks does not, or will not, violate the marks of others, that the registrations of the Company's marks would be upheld if challenged, or that the Company would not be prevented from using its marks in certain areas of the country where others might have established bona fide prior rights, any of which events could have an adverse effect on the Company and its expansion strategy. See "Business--Trademarks, Service Marks and Trade Secrets."

CONTROL BY EXISTING MANAGEMENT

    Executive officers and directors of Buffalo Wild Wings will beneficially own approximately 22% of the outstanding shares of Common Stock of the Company after this offering. As a result of such ownership, such stockholders as a group have the ability to influence actions requiring stockholder approval, including the election or removal of the members of the Board of Directors, and changes in control of the Company. See "Principal Stockholders."

NO PRIOR PUBLIC MARKET FOR COMPANY'S SECURITIES; POSSIBLE VOLATILITY OF MARKET
  PRICE


    Prior to this offering, there has been no public market for any of the securities of the Company. Although the Company has applied for listing of the Common Stock and Warrants on the Nasdaq National Market, there can be no assurance that an active public market for the Common Stock or Warrants will develop or be sustained after the offering. Since, the Units will neither be quoted on the Nasdaq system nor listed on a securities exchange, there will likely be no public market for the Units. The initial offering price of the Units and the Warrant exercise price have been arbitrarily determined by negotiations between the Company and the Representative. The initial offering price and the Warrant exercise price bear no relationship to the Company's assets, book value, earnings, net worth or other recognized criteria of value. Market prices for securities in this industry can be highly volatile, and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of new restaurant openings or closings by the Company or its competitors, changes in the Company's comparable unit sales, government regulation, general market conditions, as well as quarterly fluctuations in the Company's revenues and financial results and other factors, may have a significant impact on the market price of the Company's securities. In particular, the realization of any of the risks described in the "Risk Factors" set forth in this Prospectus could have a dramatic and adverse impact on such market price. If the market price of the Company's Common Stock drops below $5.00 per share, the Common Stock will be deemed a "penny stock" for purposes of Section 15(b)(6) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Such section makes it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Securities and Exchange Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. If the Common Stock is delisted from Nasdaq, it would be subject to more extensive penny stock regulation. In either such event, it may be more difficult for broker-dealers to sell the Common Stock and purchasers of the shares of Common Stock offered hereby may have difficulty in selling their shares in the future in the secondary trading market. See "Underwriting."


POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options) in the public market following this offering could have an adverse effect on the market price of the Company's securities. Such sales may also make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company would deem appropriate. Upon completion of this offering, the Company will have 3,487,757 shares of Common Stock issued and outstanding. Following this offering, the 1,500,000 Shares and, following exercise of the Warrants, if any, the 1,500,000 Warrant Shares will be freely tradable, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations of Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"). All officers and directors and certain stockholders of the Company, owning an aggregate of 1,938,611 shares, have entered into "lock-up" agreements, agreeing not to sell, transfer or otherwise dispose of any shares of Common Stock without the consent of the Representative for a period of 180 days after the date of this Prospectus. The Representative may waive these restrictions at any time in its discretion. Taking such restrictions into account, in addition to the 1,500,000 Shares and 1,500,000 Warrant Shares, (i) 30,170 shares will be eligible for immediate sale on the date of this Prospectus in accordance with Rule 144; (ii) 62 additional shares will become eligible for sale in the public market beginning 90 days after the date of this Prospectus in accordance with Rule 144; (iii) 18,789 additional shares will become eligible for resale in the public market beginning in December 1998, subject to volume and manner of sale limitations under Rule 144;
(iv) 1,917,753 additional shares will be eligible for sale beginning 180 days after the date of this Prospectus upon the expiration of the lock-up agreements, subject, in certain cases, to volume and manner of sale limitations under Rule 144; and (v) 20,983 additional shares will be eligible for sale beginning in March 1999, subject to volume and manner of sale limitations under Rule 144. As of the date of this Prospectus, options to purchase an aggregate of 256,435 shares of Common Stock are outstanding. See "Shares Eligible for Future Sale."


CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS;
  POSSIBLE REDEMPTION OF WARRANTS

    Purchasers of Units will be able to exercise the Warrants only if a current prospectus relating to the shares of Common Stock underlying the Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company will use its best efforts to (i) maintain the effectiveness of a current prospectus covering the shares of Common Stock underlying the Warrants and (ii) qualify the shares of Common Stock underlying the Warrants for sale or for an exemption from registration under the securities laws of the states in which the Units are initially sold, there can be no assurance that the Company will be able to do so. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants if a current prospectus covering the shares issuable upon the exercise of the Warrants is not kept effective or if such shares are not qualified nor exempt from qualification in the states in which the holders of the Warrants reside.

    The Warrants are subject to redemption by the Company, at a price of $0.01 per Warrant, at any time 90 days after the date of this Prospectus following a period of 20 consecutive trading days where the per share closing sale price of the Common Stock exceeds the Price to Public of the Units offered hereby plus $2.75 (subject to adjustment). The Company must give 30 days' written notice of such redemption not more than 15 trading days following such 20 trading day period, provided that a current prospectus covering the shares issuable upon the exercise of the Warrants is then effective under federal securities laws. If the Warrants are redeemed, Warrant holders will lose their right to exercise the Warrants except during the 30-day redemption period. Redemption of the Warrants could force the holders to exercise the Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Warrants at the then market price or accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."

ADVERSE EFFECT OF UNDESIGNATED STOCK AND ANTI-TAKEOVER PROVISIONS

    The authorized capital of the Company includes 5,000,000 shares of undesignated stock. The Company's Board of Directors has the power to issue any or all of the shares of undesignated stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. Further, as a Minnesota corporation, the Company is subject to provisions of the Minnesota Business Corporations Act ("MBCA") regarding "control share acquisitions" and "business combinations." The Company may in the future consider adopting additional anti-takeover measures. The authority of the Board to issue undesignated stock and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by the Company, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the Company not approved by management and the Board of Directors. As a result, the Company's stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of Common Stock may also be affected. See "Description of Securities."

DILUTION

    Assuming conversion of $1.1 million of convertible notes issued in April 1998 into Common Stock, purchasers of shares in this offering will incur immediate and substantial dilution in the pro forma net tangible book value per share of $3.48 or 53.5% from an assumed Price to Public of $6.50 per Unit. Assuming no conversion and the repayment of the convertible notes issued in April 1998, purchasers of shares in this offering will incur immediate and substantial dilution in the pro forma net tangible book value per share of $3.61 or 55.5% from an assumed Price to Public of $6.50 per Unit. Investors may also experience additional dilution as a result of the exercise of outstanding stock options, or the issuance by the Company of additional equity securities. See "Dilution."

ABSENCE OF DIVIDENDS

    The Company has not declared or paid any cash dividends on its Common Stock since its inception and does not anticipate declaring or paying any such cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,500,000 Units offered to the public hereby are estimated to be $8.5 million ($9.8 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $6.50 per Unit, and after deducting estimated underwriting discounts and estimated offering expenses payable by the Company.

                                                                         AMOUNT     PERCENTAGE
                                                                      ------------  -----------
Expansion of Company-owned restaurant locations.....................  $  5,100,000        60.2%
Repayment of debt, including interest...............................     2,325,000        27.4
Upgrade of information systems......................................       450,000         5.3
Existing store remodel, working capital and general corporate
  purposes..........................................................       600,000         7.1
                                                                      ------------       -----
    Total...........................................................  $  8,475,000       100.0%
                                                                      ------------       -----
                                                                      ------------       -----

    The Company intends to use approximately $5.1 million of the net proceeds to expand the number of Company-owned restaurants. The Company has an equipment lease financing facility of up to $2.5 million, of which approximately $1.8 million is remaining as of the date of this Prospectus to fund additional Company-owned restaurants. The Company estimates that with such proceeds and equipment lease financing it can open four additional restaurants in 1998 and up to eight restaurants in the first half of 1999.


    The Company currently intends to use $2.3 million of such proceeds to repay outstanding convertible debt, $550,000 of which is held by two of the Company's directors, issued in connection with a recent financing by the Company and related accrued interest. Up to $1.1 million of such debt is convertible into Common Stock. If any portion of this amount is converted, the amount of proceeds allocated to expansion of Company-owned restaurant locations will be increased accordingly. These convertible notes accrue interest at the rate of 10% per annum. Accrued interest and the unconverted portion of the principal amount of the notes are due and payable 20 days following the closing of this offering. The proceeds from the notes are being used to fund the leasehold costs of additional Company-owned restaurants during the period prior to this offering. See "Certain Transactions" and "Description of Securities--Convertible Notes."


    The Company estimates using approximately $450,000 of the net proceeds to upgrade its information systems, including establishing a network infrastructure to allow communication and electronic transfer of documents and data between offices, commissaries, restaurants and field managers, as well as updating the accounting system.


    The balance of the net proceeds will be used for new Buffalo Wild Wings signage and interior updating at existing Company-owned restaurants, working capital and general corporate purposes, including hiring additional personnel, marketing and advertising. The Company anticipates that the proceeds received in this offering, together with cash from operations, equipment leasing and landlord construction contributions (when available) will be sufficient to fund its expansion plans for 1998 and into the second quarter of 1999. To continue the expansion at a higher level through 1999 and beyond, the Company anticipates that additional funding and equipment leasing will be necessary, and there can be no assurances that this additional financing will be available when needed or on terms acceptable or favorable to the Company. Pending their use, the net proceeds will be invested in investment grade, interest-bearing securities.


                                    DILUTION

    The pro forma net tangible book value of the Company's Common Stock at March 29, 1998 was $1.8 million or $.92 per share. "Net tangible book value" represents the tangible assets less total liabilities of the Company and "net tangible book value per share" was determined by dividing the net tangible book value of the Company by the number of shares of Common Stock outstanding on March 29, 1998. See "Capitalization." Without taking into account any changes in the Company's net tangible book value per share after March 29, 1998, other than to give effect to the sale of the 1,500,000 shares offered hereby at an assumed initial offering price of $6.50 per Unit (net of underwriting discounts and commissions and estimated offering expenses) and the conversion of $1,125,000 of notes issued in April 1998 (net of issuance and other financing costs), the pro forma net tangible book value of the Company at March 29, 1998 would have been $11.2 million or $3.02 per share. This represents an immediate increase in pro forma net tangible book value to the existing stockholders of $2.10 per share and an immediate pro forma net tangible book value dilution to purchasers of the shares of $3.48 per share. Without taking into account any changes in the Company's net tangible book value per share after March 29, 1998, other than to give effect to the sale of the 1,500,000 shares offered hereby at an assumed initial offering price of $6.50 per Unit, assuming none of the notes issued in April 1998 are converted to Common Stock, and the application of the estimated net proceeds therefrom (after deducting the underwriting discounts and commissions and the estimated offering expenses), the pro forma net tangible book value of the Company at March 29, 1998 would have been $10.1 million or $2.89 per share. This represents an immediate increase in pro forma net tangible book value to the existing stockholders of $1.97 per share and an immediate pro forma net tangible book value dilution to purchasers of the shares of $3.61 per share. The following illustrates those dilutions:

                                                         AS ADJUSTED(1)                   AS ADJUSTED(2)
                                                      --------------------             --------------------
Assumed initial public offering price per
  share..................................                        $    6.50                        $    6.50
  Net tangible book value per share at
    March 29, 1998.......................             $     .92                        $     .92
  Increase per share attributable to new
    investors............................                  2.10                             1.97
                                                      ---------                        ---------
Pro forma net tangible book value per
  share after this offering..............                             3.02                             2.89
                                                                 ---------                        ---------
Pro forma net tangible book value
  dilution per share to new investors....                        $    3.48                        $    3.61
                                                                 ---------                        ---------
                                                                 ---------                        ---------

------------------------

(1) Assuming conversion, as discussed above.

(2) Assuming no conversion, as discussed above.

    The following table summarizes as of March 29, 1998, on a pro forma basis the difference between the number of shares of Common Stock purchased from the Company by existing stockholders and by new investors in this offering, the total cash consideration paid to the Company and the average price paid per share (assuming a Price to Public of $6.50 per Unit). The table assumes that no Units are purchased in this offering by existing stockholders. To the extent existing stockholders purchase Units in this offering, their percentage ownership, total consideration and average consideration per share will be greater than is shown.

                                                         SHARES PURCHASED        TOTAL CONSIDERATION(1)        AVERAGE
                                                      -----------------------  --------------------------   CONSIDERATION
                                                        NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                                      ----------  -----------  -------------  -----------  ---------------
Existing stockholders...............................   1,987,633        57.0%  $     999,837         9.3%     $     .50
New investors.......................................   1,500,000        43.0       9,750,000        90.7           6.50
                                                      ----------       -----   -------------       -----          -----
    Total...........................................   3,487,633       100.0%  $  10,749,837       100.0%        --
                                                      ----------       -----   -------------       -----          -----
                                                      ----------       -----   -------------       -----          -----

------------------------

(1) Does not reflect any deductions for commissions or expenses paid or incurred in connection with the issuance of such shares. Does not include 125 shares of Common Stock issued after March 29, 1998.

    The foregoing tables and calculations, as of the date of this Prospectus,
(i) reflect a 1-for-2 reverse stock split of the Common Stock to be effected simultaneously with the effective date of the Registration Statement of which this Prospectus is a part, and (ii) does not include (a) up to 234,375 shares of Common Stock issuable upon conversion of outstanding convertible notes, (b) 225,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option, (c) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrant, (d) 508,935 shares of Common Stock issuable upon exercise of outstanding options and warrants, or (e) 1,500,000 shares of Common Stock issuable upon exercise of the Warrants to be issued in connection with this offering. See "Management--Stock Options," "Description of Securities" and Note 10 to the Consolidated Financial Statements.

                                DIVIDEND POLICY

    The Company has not declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in the operation and expansion of its business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth capitalization of the Company as of March 29, 1998.


                                                                               MARCH 29, 1998
                                                           ------------------------------------------------------
                                                                                          AS             AS
                                                            ACTUAL    PRO FORMA(2)    ADJUSTED(3)    ADJUSTED(4)
                                                           ---------  -------------  -------------  -------------
                                                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Short-term debt..........................................  $     991    $   3,010      $     991      $     991
                                                           ---------       ------    -------------  -------------
                                                           ---------       ------    -------------  -------------
Long-term debt and capital lease obligations.............  $   2,303    $   2,303      $   2,303      $   2,303
                                                           ---------       ------    -------------  -------------
Stockholders' equity:
  Common Stock, no par value; 20,000,000 shares
    authorized; 1,987,632, 1,987,632, 3,703,978 and
    3,487,632 shares issued and outstanding,
    respectively(1)......................................      1,810        1,911         11,792         10,386
  Retained earnings......................................        424          424           (190)            91
                                                           ---------       ------    -------------  -------------
    Total stockholders' equity...........................      2,234        2,335         11,602         10,477
                                                           ---------       ------    -------------  -------------
      Total capitalization(5)............................  $   4,537    $   4,638      $  13,905      $  12,780
                                                           ---------       ------    -------------  -------------
                                                           ---------       ------    -------------  -------------


------------------------

(1) Reflects a 1-for-2 reverse stock split of the Common Stock to be effected simultaneously with the effective date of the Registration Statement of which this Prospectus is a part. Does not include (i) 225,000 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option, (ii) 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrant, (iii) 508,935 shares of Common Stock issuable upon exercise of outstanding options and warrants, or (iv) 1,500,000 shares of Common Stock issuable upon exercise of the Warrants to be issued in connection with this offering. Does not include 125 shares of Common Stock issued after March 29, 1998.

(2) Pro forma capitalization of the Company to reflect the issuance of $2,250,000 of notes and detachable warrants in April 1998.

(3) Adjusted to reflect the sale of the 1,500,000 Units offered by the Company hereby at an assumed offering price of $6.50 per Unit, and the application of the estimated net proceeds therefrom, the repayment of $1,125,000 of convertible notes issued in April 1998, the conversion of $1,125,000 of convertible notes into Common Stock at $5.20 per share (80% of the assumed Price to Public of the Units offered hereby) and the expensing of related note issuance and other financing costs. Simultaneous with the effective date of the Registration Statement of which this Prospectus is a part, the Company will record an interest charge of $281,000 to reflect the in-the-money conversion discount for the convertible note holders. See "Use of Proceeds" and "Description of Securities--Convertible Notes."

(4) Adjusted to reflect the sale of the 1,500,000 Units offered by the Company hereby at an assumed offering price of $6.50 per Unit, and the application of the estimated net proceeds therefrom, the repayment of $2,250,000 of the notes issued in April 1998 and the expensing of related note issuance and other financing costs. Simultaneous with the effective date of the Registration Statement of which this Prospectus is a part, the Company will record an interest charge of $281,000 to reflect the in-the-money conversion discount for the convertible note holders. See "Use of Proceeds" and "Description of Securities--Convertible Notes."

(5) Capitalization does not include short-term debt.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of the Company as of and for each of the fiscal years in the three-year period ended December 28, 1997, have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated statement of operations data for the years ended December 29, 1996 and December 28, 1997 and the consolidated balance sheet data for the years then ended are derived from and are qualified by reference to, and should be read in conjunction with the more detailed Consolidated Financial Statements of the Company and the Notes thereto, included elsewhere in this Prospectus, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" which follows this section. The consolidated statement of operations data for the three months ended March 30, 1997 and March 29, 1998 and the consolidated balance sheet data at March 29, 1998 have been derived from the Company's unaudited consolidated financial statements for such periods included elsewhere in this Prospectus. The results of operations for the three months ended March 29, 1998 are not necessarily indicative of results to be expected for the entire fiscal year or for other interim periods.

                                                                                                             FOR THE
                                                                    FOR THE YEARS ENDED                 THREE MONTHS ENDED
                                                        -------------------------------------------  ------------------------
                                                        DECEMBER 31,   DECEMBER 29,   DECEMBER 28,    MARCH 30,    MARCH 29,
                                                            1995           1996           1997          1997         1998
                                                        -------------  -------------  -------------  -----------  -----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Restaurant sales......................................    $  10,031      $  11,253      $  12,216     $   3,173    $   3,280
Franchising revenues:
  Initial franchise fees..............................          315            338            328           123           50
  Royalty income......................................        1,944          3,010          3,502           830        1,000
                                                        -------------  -------------  -------------  -----------  -----------
    Total franchising revenues........................        2,259          3,348          3,830           953        1,050
                                                        -------------  -------------  -------------  -----------  -----------
Total revenue.........................................       12,290         14,601         16,046         4,126        4,330
Cost of restaurant sales..............................        6,853          7,338          7,809         2,068        2,089
Selling, general and administrative expenses..........        5,893          5,836          6,301         1,608        1,817
Preopening expenses...................................           28             53             65            23          112
Impairment and disposal charges.......................        1,120         --                157        --              145
                                                        -------------  -------------  -------------  -----------  -----------
Earnings (loss) from operations.......................       (1,604)         1,374          1,714           427          167
Other income (expense), net...........................         (289)          (373)          (343)          (93)         (56)
                                                        -------------  -------------  -------------  -----------  -----------
Earnings (loss) before income taxes...................       (1,893)         1,001          1,371           334          111
Income tax expense (benefit)..........................         (222)           195            543           136           46
                                                        -------------  -------------  -------------  -----------  -----------
Net earnings (loss)...................................    $  (1,671)     $     806      $     828     $     198    $      65
                                                        -------------  -------------  -------------  -----------  -----------
                                                        -------------  -------------  -------------  -----------  -----------
Earnings (loss) per common share(1)...................    $   (1.09)     $     .45      $     .42     $     .10    $     .03
                                                        -------------  -------------  -------------  -----------  -----------
                                                        -------------  -------------  -------------  -----------  -----------
Weighted average common share outstanding(1)..........        1,539          1,784          1,967         1,967        1,969
                                                        -------------  -------------  -------------  -----------  -----------
                                                        -------------  -------------  -------------  -----------  -----------
Earnings (loss) per common share--assuming
  dilution(1).........................................    $   (1.09)     $     .45      $     .41     $     .10    $     .03
                                                        -------------  -------------  -------------  -----------  -----------
                                                        -------------  -------------  -------------  -----------  -----------
Weighted average common and common equivalent shares
  outstanding(1)......................................        1,539          1,784          2,019         1,998        2,033
                                                        -------------  -------------  -------------  -----------  -----------
                                                        -------------  -------------  -------------  -----------  -----------

                                                            DECEMBER 31,    DECEMBER 29,     DECEMBER 28,     MARCH 29,
                                                                1995            1996             1997           1998
                                                            -------------  ---------------  ---------------  -----------
                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total current assets......................................    $   2,024       $   2,994        $   3,284      $   2,603
Total assets..............................................        5,042           7,594            7,541          8,900
Total current liabilities.................................        4,220           3,966            3,451          4,229
Total long-term liabilities...............................        1,668           2,392            2,026          2,437
Retained earnings (accumulated deficit)...................       (1,275)           (469)             359            424
Total stockholders' equity (deficit)......................         (846)          1,236            2,064          2,234

------------------------------

(1) See Note 1 to Consolidated Financial Statements for determination of weighted average common and common equivalent shares outstanding. Share and per share amounts adjusted for a 1-for-2 reverse stock split of the Common Stock to be effected simultaneously with the effective date of the Registration Statement of which this Prospectus is a part.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS WHICH REFLECT THE COMPANY'S PLANS, ESTIMATES AND BELIEFS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED IN THE RISK FACTORS SECTION AND ELSEWHERE IN THIS PROSPECTUS. IN EVALUATING AN INVESTMENT IN THE SECURITIES, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

GENERAL


    The Company owns and operates 15 restaurants in four states, including one restaurant currently under construction, and has 68 franchised restaurants in 15 states. The Company's revenues consist of sales from its restaurant operations and franchise fees and royalties from its franchise operations. Franchise fees are recognized in income in the period that substantially all services and conditions relating to the sale under the Company's franchise agreement have been performed, typically the period in which the franchise opens.


    Cost of restaurant sales include food, paper and beverage costs, along with labor and benefits costs, associated with Company-owned restaurants.

    Selling, general and administrative ("SGA") expenses include all other restaurant-level expenses including occupancy, advertising, utilities, and maintenance. The Company operates commissaries, which provide food and restaurant supplies to Company-owned and franchised locations. Revenue and expenses relating to the operation of the commissaries are reported in SGA expense in the statement of earnings. Restaurant and franchise field supervision, training, franchising, marketing and corporate and regional office expenses are also included in SGA expenses.

    Preopening expenses, including labor costs, costs of hiring and training personnel and certain other costs incurred prior to or in conjunction with opening new restaurant locations are reflected on the statement of earnings as an expense in the period incurred.

    Impairment charges are recorded whenever events or changes in circumstances indicated that the carrying amount of a restaurant may not be recoverable. The Company performs a semi-annual review of all Company-owned restaurants for impairment. Disposal charges are recorded in the period that management makes the decision to sell or close a Company-owned restaurant.


    In late 1994, the Company moved its headquarters from Cincinnati, Ohio to Minneapolis, Minnesota in connection with a strategic decision by the Company's founders to assemble an experienced executive management team consisting of several Minneapolis area residents. This team assessed current operations and developed a plan to position the Company for future growth. Based on the review by management of existing Company-owned restaurants, in 1995 the Company developed and initiated a plan to restructure the Company for long-term growth. Pursuant to this plan, the Company sold three restaurants located in Colorado, a market the Company determined could be more effectively served by franchisees, and relocated an underperforming Lexington, Kentucky restaurant to a more desirable Lexington location. Associated losses and expenses were off-set against a $1.1 million reserve established by the Company. Management believes that these restructuring activities, in addition to other operating initiatives, were responsible for improved operating earnings in fiscal 1996 and 1997.

RESULTS OF OPERATIONS

    The following table presents, for the periods indicated, (i) the percentages which certain items included in the consolidated statement of earnings bear to total revenue, and (ii) other selected operating data. The Company utilizes a 52- or 53-week accounting period. The 1995, 1996 and 1997 include 53, 52, and 52 weeks, respectively.


                                                                   YEAR ENDED                         THREE MONTHS ENDED
                                                -------------------------------------------------  ------------------------
                                                 DECEMBER 31,     DECEMBER 29,     DECEMBER 28,     MARCH 30,    MARCH 29,
                                                     1995             1996             1997           1997         1998
                                                ---------------  ---------------  ---------------  -----------  -----------
Restaurant sales..............................          81.6%            77.1%            76.1%          76.9%        75.8%
Franchising revenue...........................          18.4%            22.9%            23.9%          23.1%        24.2%
                                                       -----            -----            -----          -----        -----
Total revenue.................................         100.0%           100.0%           100.0%         100.0%       100.0%
                                                       -----            -----            -----          -----        -----
                                                       -----            -----            -----          -----        -----
Cost of restaurant sales(1)...................          68.3%            65.2%            63.9%          65.2%        63.7%
Selling, general and administrative
  expenses....................................          47.9%            40.0%            39.2%          39.0%        42.0%
Preopening expenses...........................           0.2%             0.3%             0.4%           0.6%         2.6%
Impairment and disposal charges...............           9.1%             0.0%             1.0%           0.0%         3.3%
                                                       -----            -----            -----          -----        -----
Total operating expenses......................          57.3%            40.3%            40.6%          39.6%        47.9%
                                                       -----            -----            -----          -----        -----
Earnings (loss) from operations...............         (13.0%)            9.4%            10.7%          10.4%         3.9%
Other income (expense):.......................          (2.4%)           (2.6%)           (2.1%)         (2.3%)       (1.3%)
                                                       -----            -----            -----          -----        -----
Earnings before income taxes..................         (15.4%)            6.8%             8.6%           8.1%         2.6%
Income tax expense (benefit)..................          (1.8%)            1.3%             3.4%           3.3%         1.1%
                                                       -----            -----            -----          -----        -----
Net earnings (loss)...........................         (13.6%)            5.5%             5.2%           4.8%         1.5%
                                                       -----            -----            -----          -----        -----
                                                       -----            -----            -----          -----        -----
Other selected operating data:
Number of restaurants open at end of period:
      Company.................................            11               10               10             10           12
      Franchised..............................            49               60               67             61           68
                                                       -----            -----            -----          -----        -----
                                                          60               70               77             71           80
                                                       -----            -----            -----          -----        -----
                                                       -----            -----            -----          -----        -----


------------------------

(1) As a percentage of restaurant sales.

    THREE MONTHS ENDED MARCH 30, 1997 AND MARCH 29, 1998


    REVENUE. For the three months (13 weeks) ended March 29, 1998, the Company's total revenues increased $204,000, or 4.9%, to $4.3 million compared to $4.1 million for the three months ended March 30, 1997. Restaurant sales increased $107,000, or 3.4%, to $3.3 million for the three months in 1998 from $3.2 million in 1997. The increase in franchising was due to $519,000 of sales from units that opened since March 30, 1997 and $107,000 of sales of units sold or closed in the second quarter of 1997 offset by a 1.0% or $24,000 decrease in sales from comparable units. Franchising revenue was $1.05 million in the first three months of 1998, a $97,000 or 10.2% increase from $953,000 during the first three months of 1997. The increase in franchising revenue is a result of an increase in the number of franchise locations from 61 at March 30, 1997 to 68 at March 29, 1998, which was partially offset by a $73,000 reduction in initial franchise fees due to opening three franchise locations in the first months of 1997 compared to two in 1998. Sales of comparable franchise units increased approximately 4.8% in the first three months of 1998 compared to the same period in 1997.

    COST OF RESTAURANT SALES. During the three months ended March 29, 1998, cost of restaurant sales was 63.7% versus 65.2% for the comparable period in 1997. This decrease of 1.5% as a percentage of restaurant sales was primarily due to reduced labor costs.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $209,000 or 13.0% to $1.8 million for the three months ended March 29, 1998 compared to $1.6 million for the three months ended March 30, 1997. This increase is principally attributable to selling, general and administrative expenses for franchising, advertising and corporate management. The Company continued to strengthened its corporate infrastructure during 1997 to support its planned future growth, including the addition of Vice Presidents of Franchise Sales, Marketing and Human Resources. The Company anticipates that administrative expenses will remain constant as a percent of total revenue for the near-term. Selling, general and administrative expenses as a percentage of total revenue were 42.0% for the three-month period ended March 31, 1998 compared to 39.0% for the same period in 1997.


    PREOPENING EXPENSES. Preopening expenses aggregated $112,000 in the three-month period ended March 29, 1998 compared to $23,000 for the same period in 1997. During the first three months of 1998, the Company incurred preopening expenses for two new restaurants opened in March of 1998, and a portion of the preopening expenses for three additional Company-owned restaurants under construction during the second quarter of 1998. The Company will incur preopening expenses during 1998 as additional Company-owned restaurants are developed and opened. During the first three months of 1997, preopening expenses were incurred for one restaurant which opened in February of 1997.

    IMPAIRMENT AND DISPOSAL CHARGES. In March of 1998, the Company decided to close an older restaurant located in Ohio that was in close proximity to another Company-owned restaurant. As a result, the Company recorded a $145,000 charge to operations for estimated lease commitments and other expenses associated with closing this location. The restaurant was closed in April of 1998. There were no charges recorded in the three-month period ended March 30, 1997.

    INTEREST EXPENSE AND OTHER INCOME (EXPENSE). Interest expense and other income (expense) decreased $37,000 to $56,000 for the three months ended March 29, 1998 from $93,000 for the three months ended March 30, 1997. Interest expense decreased by $31,000 primarily due to extinguishing a debt for $25,000 less than its carrying amount. Other income increased $6,000 to $19,000 in the three months ending March 29, 1998 from $13,000 for the three months ended March 30, 1997, primarily due to additional interest earned on short-term cash investments and finance charges assessed on franchisees accounts receivable.

    In April 1998, the Company completed a private financing of $2.25 million of units consisting of short-term notes, which are 50% convertible into Common Stock, and Common Stock warrants. As a result of this private financing, interest expense for 1998 may be up to approximately $650,000 higher than 1997 due to the notes stated 10% interest rate and the related amortization and accretion of other financing costs and discounts.

    INCOME TAX EXPENSE. The Company's effective tax rate for the three months ended March 29, 1998 and March 30, 1997 was 41.4% and 40.7%, respectively. The Company anticipates that the effective rate for the 1998 fiscal year will be approximately 39% to 40%.

    NET EARNINGS. Net earnings were $65,000 for the three months ended March 29, 1998 compared to $198,000 for the first three months ended March 30, 1997 for the reasons discussed above.

    YEAR ENDED DECEMBER 29, 1996 COMPARED TO YEAR ENDED DECEMBER 28, 1997

    REVENUE. For the year ended December 28, 1997, the Company's total revenues increased $1.4 million or 9.9% to $16 million compared to $14.6 million for the year ended December 29, 1996. Restaurant sales increased $963,000, or 8.6%, to $12.2 million for the year 1997 from $11.3 million in 1996. This increase was due to $3.4 million of sales from units opened during 1996 and 1997, offset by a $2 million decrease in sales from units sold or closed in 1996 and 1997 and a 5.1% or $424,000 decrease in comparable unit sales in 1997 versus 1996. Of this comparable unit decrease, $374,000 is attributable to one store whose sales decrease was principally the result of a new Company-owned restaurant that was opened in close proximity in February 1997. Franchising revenue was $3.8 million in 1997, a $482,000 or 14.4% increase from 1996 revenues of $3.3 million. This increase in franchising revenue is a result of an increase in the number of franchise locations from 60 at December 29, 1996 to 67 at December 28, 1997, offset by initial franchise fees related to the opening 11 franchise locations in 1997 compared to 15 in 1996. Sales of comparable franchise units increased approximately 3.8% in 1997 compared to 1996.


    COST OF RESTAURANT SALES. During the year ended December 28, 1997, cost of restaurant sales was 63.9% versus 65.2% for the comparable period in 1996. This 1.3% improvement was primarily due to reduced food, beverage and paper costs resulting from improved cost control in food preparation and increased menu prices. Labor costs remained stable as a percentage of restaurant sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $465,000 or 8.0% to $6.3 million for the year ended December 28, 1997 compared to $5.8 million for the year ended December 29, 1996. This increase is principally attributable to increased salary and benefits expenses for additional franchising, advertising and corporate management offset by improved performance by commissary operations.

    PREOPENING EXPENSES. Preopening expenses incurred in the opening of new restaurants totaled $65,000 for the year ended December 28, 1997 compared to $53,000 for the same period in 1996. In both 1997 and 1996, the Company opened two new Company-owned restaurants.

    IMPAIRMENT AND DISPOSAL CHARGES. In 1995, the Company decided to sell or close four restaurants and established a reserve of $1.1 million to cover the estimated loss and expenses associated with the sale or closure, net of estimated proceeds. No additional charges were recorded in 1996. In 1997, the Company recorded a charge of $292,000 for asset impairment, which was partially offset by a $135,000 reduction in the 1995 disposal reserve due to a change in the estimated future rent payments to be paid by the Company.

    INTEREST EXPENSE AND OTHER INCOME (EXPENSE). Interest expense and other income (expense) decreased $30,000 to $343,000 for the year ended December 28, 1997 from $373,000 for the year ended December 29, 1996. Interest expense decreased by $43,000 due to lower overall interest rates and a reduction in total long-term debt. Other income (expense) decreased by $7,000.

    INCOME TAX EXPENSE. The Company's effective tax rate for the year ended December 28, 1997 and December 29, 1996 was 39.6% and 19.5%, respectively. During 1995, the Company developed and initiated a plan to substantially restructure its operations. Based on the Company's improved financial and taxable income in 1996, the Company concluded that it was more likely than not to realize its deferred tax assets. As such the Company eliminated its valuation allowance for deferred tax assets which substantially reduced the Company's effective tax rate in 1996. The Company anticipates its effective tax rate for 1998 will range between 39-40%.

    NET EARNINGS. Net earnings were $828,000 for the year ended December 28, 1997 compared to $806,000 for the year ended December 29, 1996 for the reasons discussed above.

    YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 29, 1996

    REVENUE. For the year ended December 29, 1996, the Company's total revenues increased $2.3 million or 18.8% to $14.6 million compared to $12.3 million for the year ended December 31, 1995. Restaurant sales increased $1.2 million, or 12.2%, to $11.3 million for the year 1996 from $10 million in 1995. This increase was due to $2.6 million of sales at new units opened or purchased during 1995 and

1996, offset by a 6.8% or $528,000 decline in sales from comparable units and a $836,000 decline from units sold in May 1996. Also, 1996 revenue includes 52 weeks of sales versus 53 weeks of sales in 1995. Two restaurants that contributed over 40% of the decrease in 1996 were sold or relocated in 1997. After normalizing 1995 revenue to approximate 52 weeks, comparable unit sales in 1996 decreased 5.0% versus 1995. Franchising revenue was $3.3 million in 1996, a $1.1 million or 48.2% increase from 1995. The increase in franchising revenue is a result of an increase in the number of franchise locations from 49 at December 31, 1995 to 60 at December 29, 1996. Initial franchise fee revenue was comparable in 1996 and 1995 due to a higher average initial franchise fee which more than offset a reduction in franchise openings from 23 in 1995 to 15 in 1996. As compared to 1995, sales of comparable franchise units for 1996 increased approximately 2.1% or 4.0% after normalizing such sales to approximate 52 weeks.


    COST OF RESTAURANT SALES. During the year ended December 29, 1996, cost of restaurant sales was 65.2% versus 68.3% for the comparable period in 1995. This 3.1% improvement was primarily due to reduced food, beverage and paper costs resulting from improved cost control in food preparation and increased menu prices. Labor costs remained consistent as a percentage of restaurant sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $1.2 million or 17.1% to $5.8 million for the year ended December 29, 1996 compared to $7 million for the year ended December 31, 1995. This decrease is principally attributable to improved performance by commissary operations which showed a profit margin during 1996 versus a loss in 1995. Total selling, general and administrative expenses also declined due to the sale of three restaurants in 1996. These two factors were partially offset by additional corporate overhead expenses incurred with establishing a new management team.

    PREOPENING EXPENSES. Preopening expenses incurred in the opening of new restaurants totaled $53,000 in the year ended December 29, 1996 compared to $28,000 for the same period in 1995. During 1996, the Company incurred preopening expenses for two new restaurants compared to one during 1995.

    IMPAIRMENT AND DISPOSAL CHARGES. In 1995, the Company decided to sell or close four restaurants and established a reserve of $1.1 million to cover the estimated losses and expenses associated with the sale or closure, net of estimated proceeds. During 1996, three of these restaurants were sold, and the reserve has been adequate to cover related losses and expenses.

    INTEREST EXPENSE AND OTHER INCOME (EXPENSE). Interest expense and other income (expense) increased $84,000 to $373,000 for the year ended December 29, 1996 from $289,000 for the year ended December 31, 1995. Interest expense increased $116,000 as a result of additional debt borrowings during 1995. Other income increased $32,000, the result of additional interest earned on short-term cash investments and finance charges assessed on franchise accounts receivable.

    INCOME TAX EXPENSE (BENEFIT). The Company's effective tax rate for the year ended December 29, 1996 and December 31, 1995 was 19.5% and (11.7%), respectively. As discussed above, the Company eliminated its valuation allowance for deferred tax assets in 1996, which substantially reduced the Company's 1996 effective tax rate.

    NET EARNINGS. Net earnings were $806,000 for the year ended December 29, 1996 compared to a net loss of $1.7 million for the year ended December 31, 1995 for the reasons discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company generates cash from its restaurant operations and through the sale of franchises and ongoing franchise royalties. The Company sells products through its commissary to franchisees on 15-day terms. At the end of the fiscal years 1995, 1996 and 1997 and at March 29, 1998, the Company had net accounts receivable of $1.1 million, $980,000, $1.1 million and $1.3 million, respectively. As of the end of the last three fiscal years, the Company has operated with a working capital deficit. This deficit has decreased from $2.2 million at December 31, 1995 to $167,000 at December 28, 1997. The working capital position has improved due to an increase in cash on hand generated by operations and reduction in the current maturities of long-term debt. Net cash provided by operating activities was $2.2 million in 1996 and $1.6 million in 1997, and $110,000 and $642,000 for the three months ended March 30, 1997 and March 29, 1998, respectively. In 1995, net cash used in operating activities was $964,000.

    The Company requires capital primarily for the development or acquisition of new restaurants, remodeling and relocation of existing Company-owned restaurants, commissary equipment, and information systems. Capital expenditures totaled $585,000, $1.4 million, and $794,000 for 1995, 1996, and 1997, respectively, and $228,000 and $1.2 million for the three months ended March 30, 1997 and March 29, 1998, respectively. Net cash used in investing activities, which includes primarily the acquisition costs of fixed assets, was $589,000, $1.1 million, and $327,000 in 1995, 1996 and 1997, respectively, and $93,000 and
$1.2 million for the three-month period ended March 30, 1997 and March 29, 1998, respectively.

    The Company has historically funded capital expenditures through bank borrowings, equipment leasing, sale of Common Stock and cash from operations. In 1996, the Company issued Common Stock totaling 231,550 shares through a private placement, resulting in proceeds of $651,000, net of expenses. Of this amount, $250,000 was used to repay a short-term note held by a shareholder of the Company. Cash flows from financing activities primarily include proceeds from notes and issuance of Common Stock offset by principal payments on notes and capital leases. Net cash used by financing activities was $280,000 in 1996 and $911,000 in 1997, and $226,000 and $262,000 for the three-month periods ended March 30, 1997 and March 29, 1998, respectively. In 1995, proceeds provided by notes exceeded payments, resulting in net cash provided by financing activities of $1.0 million.


    In April 1998, the Company completed a private financing of $2.25 million of units consisting of short-term notes, which are 50% convertible into Common Stock, and Common Stock warrants. The proceeds of this financing are being used to fund the leasehold costs of additional Company-owned restaurants incurred during the period prior to this offering. The Company has opened five new restaurants in 1998 and has one additional Company-owned restaurant under construction. Net leasehold costs for these six sites range from $92,000 to $302,000, depending on square footage, condition of space being leased, and availability of tenant improvement dollars from the lessor. Equipment costs will typically average $250,000 and are substantially financed through five-year equipment leases. In addition to the one Company-owned restaurant that is currently under construction, the Company has signed leases for seven additional sites. Five of these leases are in the contingency phase and can be revoked by the Company if certain conditions are not satisfied. The remaining sites are in the pre-construction phase of planning, design and applying for permits.


    The Company has an equipment lease financing facility of up to $2.5 million for restaurant and computer equipment available through June 1999, of which $700,000 has been used to fund expansion to date. The Company also has an unsecured $250,000 line of credit with a bank due on January 1, 1999, which to date has not been utilized.

    The Company anticipates that the proceeds received in this offering, together with cash from operations, equipment leasing and landlord construction contributions (when available) will be sufficient to fund its expansion plans for 1998 and into the second quarter of 1999. To continue the expansion at the same or higher level through 1999 and beyond, the Company anticipates that additional funding and equipment leasing will be necessary, and there can be no assurances that this additional financing will be available when needed or on terms acceptable or favorable to the Company.

INFLATION AND SEASONALITY

    The Company's results of operations are impacted only slightly by seasonality, due to a variety of location types (campus, suburban, downtown) which lessens the impact. Also, quarterly results have been, and in the future are likely to be, significantly impacted by the timing of new restaurant openings and their respective preopening costs. Thus, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year.

    The primary inflationary factors affecting the Company's operations include food, paper, and beverage costs, and labor and benefits costs. Chicken costs fluctuate seasonally which is taken into consideration when establishing menu prices. The low unemployment rate, and the resulting shortage of availability of qualified restaurant management and hourly workers in certain geographic locations in which the Company may expand could cause related increases in costs of recruiting and compensating restaurant employees. In addition, the Company's leases require the Company to pay taxes, maintenance and utilities, and these costs, particularly real estate taxes, are subject to increases.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board issued SFAS 130, REPORTING COMPREHENSIVE INCOME. It established standards for reporting and displaying the components of comprehensive income. The statement requires additional disclosures but has no impact on consolidated net earnings.

YEAR 2000

    The Company is currently evaluating the Year 2000 issue. Anticipated expenditures are not expected to have a significant impact on the Company's ongoing results of operations. The Company believes that failure by its suppliers to address this issue in a timely manner will not have a significant impact on the Company or its operations because alternative suppliers are available.

                                    BUSINESS

GENERAL

    Buffalo Wild Wings develops, franchises and operates comfortable, "fast casual" restaurants offering a broad menu of affordably priced food with a focus on Buffalo, New York-style chicken wings. The Company's restaurants target the market niche between fast food and casual dining, offering a dining and entertainment experience focused on quality food, value pricing and a relaxed, fun atmosphere. The Company believes that its restaurants have a family-friendly appeal designed to allow the dining atmosphere and bar to coexist.

    The Company's strategy is focused around a distinctive menu featuring 12 signature sauces that range from mild Teriyaki to "better-be-ready Blazin." In addition to its Buffalo, New York-style chicken wings, the Company's restaurants offer a broad menu of other made-to-order casual food items including burgers, sandwiches, salads and appetizers. All of the menu items are available for carryout, which approximates over 20% of restaurant sales for Company-owned restaurants. The Company believes it has differentiated its concept beyond its menu by creating a relaxed, unstructured and entertaining atmosphere that appeals to a variety of consumers. The Company also attempts to position its restaurants to take advantage of the lifestyles of families, particularly in light of the growing influence that children have in the buying decision. All of the Company's restaurants have numerous televisions with satellite service, including large screen televisions, to capitalize on the very high interest in sports and the National Trivia Network. Each restaurant also has a full service bar, offering an extensive selection of specialty beers on tap, 30 or more different bottled beers, wine and liquor. On average, annual alcoholic beverage revenue accounts for 35% to 40% of total system-wide restaurant revenue.


    Founded in 1982 with the opening of its first restaurant on the Ohio State University campus, the Company has expanded into 16 states with a chain of 83 restaurants, of which 15 are Company-owned and 68 are franchised, including one Company-owned restaurant currently under construction and two franchised restaurants scheduled to open in July 1998. The Company intends to expand its operations by increasing market penetration in existing markets and entering new markets by emphasizing Company-owned restaurants with a continued roll-out of franchised locations. The Company has made a strategic decision to seek to increase the proportional number of Company-owned restaurants in its restaurant base from 18% currently to 30%. The Company believes this strategy will allow it to more rapidly grow the value of the Company and attract and retain qualified personnel. The Company has opened five Company-owned restaurants in 1998 and has one site under construction as of the date of this Prospectus. In addition, two new franchised restaurants have opened in 1998 and two are scheduled to open in July 1998.


    The Company operates under three different service models: counter service, modified wait service (initial orders placed at the counter followed by wait service) and full wait service. The Company plans to convert the majority of its restaurants to the modified wait service model and incorporate this service level in its new restaurants. This strategy allows the Company to preserve its niche as a "fast casual" restaurant, between the fast food and casual dining segments, by offering more convenience and lower prices than casual dining but providing a higher service level and more entertaining atmosphere than available at fast food restaurants.

THE BUFFALO WILD WINGS CONCEPT

    The Company's restaurants were originally named Buffalo Wild Wings and Weck and were nicknamed bw-3 by its customers as a logical abbreviation of the Company's longer original name. The Company has developed a loyal customer following and name recognition in its core Ohio market and other of its markets. The Company believes it receives a considerable amount of repeat business. The Company has enhanced the restaurant name from bw-3 Grill and Pub to Buffalo Wild Wings Grill & Bar for its new restaurants. The updated name and logo may incorporate the bw-3 name into its new logo in certain markets to capitalize on the name recognition that the Company has achieved in those markets. To date, 14 restaurants (nine Company-owned and five franchised) operate using the Buffalo Wild Wings Grill & Bar name and logo.

    Buffalo Wild Wings restaurants target the niche between fast food and casual dining, competing mainly with small, independently-owned restaurants. The Company's strategy capitalizes on the increasing trend that people are preparing fewer meals at home. The Company believes that, due in part to the growth in single parent and dual-income households, consumers are searching for comfortable, reasonably-priced dining. In addition, off-premises dining (carryout) is one of the fastest growing segments of the restaurant industry. Carryout accounts for over 20% of restaurant sales for Company-owned restaurants. Recent studies have indicated an increasing number of consumers are demanding higher quality food at reasonable prices. With an average ticket of $6-9 for high-quality, flavorful food, the Company's restaurants are satisfying consumer demands.

    As a "fast-casual" restaurant, the Company has developed an interior design that it believes is very comfortable and pleasing. The restaurants are fixtured with stools, booths and various sized tables, and decorated with colorful buffalo graphics and local memorabilia. Each restaurant is equipped with audio and visual equipment for watching sporting events. The restaurants have multiple big-screen televisions, with cable and satellite programming and the National Trivia Network ("NTN") for on-line trivia games. Customers are encouraged to pull together tables, relax, play NTN or watch the "big game" while enjoying their food and beverages. The Company believes that customers value the entertainment nature of the Company's restaurants.

    To preserve its niche between the fast food and casual dining segments, the Company plans to convert to the modified wait service model in the majority of its Company-owned restaurants and incorporate this model in its new restaurants. Under the modified service model, customers will continue to place orders at the counter. After the initial food order is placed and the customer sits down, wait service begins. This style of service has been well received by customers since they do not have to interrupt their meals to go to the service counter or to the bar to get additional food or drinks. The Company believes that this service model will enable it to maintain lower prices than casual dining while providing a higher level of service and a more entertaining atmosphere than available at fast food restaurants.

    The typical dining area seats 175 to 225 people with a mix of large booths and tables. The majority of the Company's restaurants are designed with a spacious counter area for ordering and a bar area generally to one side of the restaurant. The Company's newest restaurants have updated color schemes of blue and gold earthtones, include wood floors in the bar area and contain greater differentiation between the bar and restaurant areas.

BUFFALO WILD WINGS EXPANSION STRATEGY


    Over the past 16 years, the Company has expanded from its first restaurant adjacent to the Ohio State University campus to 83 locations in 16 states, including one Company-owned restaurant under construction and two franchised restaurants scheduled to open in July 1998. The Company has made a strategic decision going forward to increase the proportional number of Company-owned restaurants in its restaurant base. The Company believes this strategy will allow it to more rapidly grow the value of the Company and attract and retain qualified personnel. The Company's expansion efforts are aimed at increasing market penetration in its Midwestern core markets, as well as developing new markets in the Southeast and along the Mid-Atlantic East Coast. The Company has opened five Company-owned restaurants in 1998 and has one site under construction as of the date of this Prospectus. The Company estimates that with the net proceeds of this offering and equipment lease financing it can open four additional restaurants and up to eight restaurants in the first half of 1999. In 1998, the Company anticipates up to eight new franchised restaurants will open in addition to the two that have already opened and the two scheduled to open in July 1998.


    The Company is currently operating in only a fraction of the markets where it believes that its concept can be successful. The Company will continue to follow its two-pronged strategy in selecting restaurant locations by locating near college campuses and in selected suburban markets. The Company estimates that there are more than 90 college campuses, with student populations exceeding 10,000 and city populations over 50,000, where the Company could successfully operate restaurants. The Company's concept is also successful in suburban locations that draw from family and young professional populations. The Company estimates that there are several hundred potential suburban markets available for its concept.

    In selecting markets and specific sites, the Company performs demographic studies analyzing factors such as population within a three to five mile radius, retail presence, theater and shopping mall locations and office density. In choosing a particular site within a market, the Company considers common factors such as visibility, access and parking. The Company anticipates continuing to utilize several different restaurant formats in its expansion efforts including freestanding units, strip centers, storefronts and shopping malls. The Company will explore any of these formats assuming the site can achieve the appropriate restaurant level economic returns.

RESTAURANT LOCATIONS


    The majority of the Company's restaurants are located in the Midwestern United States. The Company has franchise locations as far south as Florida and as far north as Minnesota. The Company's most western operations are located in Colorado and its most eastern restaurants are in North Carolina. Of the Company's 83 sites, 27 are in close proximity to a college campus; 44 are in suburban markets; 10 are in downtown locations; and 2 are located in resort towns. The Company operates in a variety of sites with 27 restaurants in freestanding units; 25 restaurants located in strip centers; four restaurants in shopping malls; and 27 restaurants in storefront locations. The Company currently leases all Company-owned restaurant sites and anticipates leasing all future Company-owned sites. The following is a complete listing of the restaurant locations:



CO                    Arvada
                      Fort Collins (CSU)
                      Steamboat Springs

FL                    Clearwater
                   +  Jacksonville
                      Tallahassee (FSU)

IL                    Champaign (U of I)
                      Lincoln Park

IN                    Bloomington (IU)
                      Castleton
                      Greenwood
                      Indianapolis (Broadripple)
                   +  Indianapolis (Downtown)
                   +  Indianapolis (Speedway)
                      Lafayette (Purdue)
                      Muncie (Ball State)
                      South Bend (Notre Dame)

KY               + *  Bowling Green
                   *  Cold Spring (NKU)
                 + *  Lexington (UK)
                      Louisville (St. Matthews)
                 + *  Middletown

MI                    East Lansing (MSU)
                      Grand Rapids
                      Kalamazoo (WMU)
                      Lake Orion
                      Mount Pleasant (CMU)
                      Ypsilanti (EMU)

MN               + *  Columbia Heights
                      Mankato (MSU)
                 + *  West St. Paul

NE                    Lincoln (U of N)

NC                    Chapel Hill (UNC)
                      Charlotte
                      Greenville (ECU)

OH                    Alliance (Mt. Union)
                      Ashland (AU)
                      Boardman
                      Bowling Green (BGSU)
                      Cincinnati (Western Hills)
                   *  Cincinnati (Forest Fair
                      Mall)
                   *  Cincinnati (Norwood)
                 + *  Cincinnati (Ohio Pike)
                   *  Cincinnati (UC)
                 + *  Cincinnati (Harper's
                      Station)
                      Cleveland (Flats)
                      Cleveland Hts. (Coventry)
                      Columbus (Bethel Centre)
                      Columbus (German Village)
                   *  Columbus (OSU North)
                 + *  Columbus (Crossroads)
                 + *  Columbus (Avery Square)
                      Dayton (UD)
                      Garfield Heights
                      Heath
                      Kent (KSU)
                      Lima
                      Mason
                      Massillon
                      Medina
                      Mentor
                   +  Middletown
OH                    Niles
                      North Ridgeville
                      Parma Heights
                      Reynoldsburg
                      Rocky River
                      Sandusky
                      Sugarcreek
                      Toledo (UT)
                      Toledo North
                      Willowick
                      Youngstown (YSU)

PA               + *  North Fayette

TN                    Knoxville (UT)

TX                    Austin (U of T)
                      Houston (Rice Univ.)

VA                    Charlottesville

WV                    Huntington (Marshall)
                      Morgantown (WVU)

WI                    Madison (UWM)
                      Milwaukee
                   +  Milwaukee (Mayfair)

                      *  Company-owned
                         restaurants
                      +   Buffalo Wild Wings
                         Grill and Bar

RESTAURANT OPERATIONS

    The Company enjoys many advantages from operating a multi-store restaurant chain. Most significantly, the Company's size and earnings potential allow it to attract growth-oriented professional management. The Company's size also enables the Company to achieve benefits from functional division of responsibility. The Company is able to leverage the abilities of full-time managers focused on purchasing, finance, marketing and human resources, across its entire restaurant chain. The Company is also benefiting from the operational economies of scale that develop with a large restaurant base including efficiencies in operations, marketing and advertising, and employee training programs.

    All of the Company's restaurants are open for lunch and dinner business and close at various times on the weekdays depending on the particular market. Generally, hours are extended as permitted by local regulations on the weekends. The kitchen is open at all times the restaurant is open.

    MENU AND PRICING

    At all of the Company's restaurants, the specialty menu item is the Buffalo, New York-style chicken wings spun in one of 12 signature sauces. Each sauce has a special taste prepared from its own unique recipe, not just flavored with more spice. From the mildest sauce, teriyaki, to the "better-be-ready Blazin" sauce, Buffalo Wild Wings sauces are created to appeal to many tastes. As consumer tastes have changed, so has the variety of sauces. Spicy Garlic and Lemon Pepper are the two most recently introduced sauces. The Company believes its uniquely formulated sauces stick to wings better than its competitors due to the thickness of the Company's proprietary sauces. Serving sizes range from six wings to 100 wings, with larger orders available for parties.

    The Company's menu features a wide variety of casual food including made-to-order roast beef sandwiches, hamburgers, beer-battered onion rings, blue nacho chips, and its famous Buffalo Chips-TM-, which are thick slices of potatoes cut crosswise and deep fried. Low fat and low calorie items such as salads and grilled chicken breast sandwiches provide options for the health-conscious consumer. In addition, menu items may vary to provide specialty regional favorites.

    All of the Company's restaurants have a full service bar, offering an extensive selection of specially brewed beers on tap, 30 or more different bottled beers, wine and liquor. On average, annual alcoholic beverage revenue system-wide accounts for 35% to 40% of restaurant revenue.

    The Company uses one standard format for its dine-in and take-out menus with consistent design and item description. However, the Company maintains different pricing structures mainly dependent upon the level of service offered at a particular location. In all pricing structures, the Company believes its pricing is below that offered by national casual dining concepts like Applebee's, Chili's and T.G.I. Friday's.

    The sample menu included with this Prospectus illustrates the Company's broad food selection and the pricing structure reflective of a modified waitstaff level of service.

    KITCHEN OPERATIONS

    Restaurant kitchen areas operate with a standard equipment line consisting of three walk-in coolers, sinks, storage space, food preparation counters, grill, conveyor grill, line coolers and freezers, and six fryers. The wing station is a specially designed area for holding and "spinning" wings in the specialty sauces. "Spinning" wings is a technique used to insure that an even coat of sauce is applied to the wings. The restaurants also have ovens in many locations in order to bake fresh Kaiser and "kimmelweck" rolls.

    TRAINING

    The Company places a heavy emphasis on proper training. The Company has developed policies, procedures, and manuals for all aspects of its restaurant's operations. These manuals include an operations manual, build-out manual, employee training manual, and an employee handbook. All Company restaurant managers are required to complete a three-week training program and every franchise unit must have two managers who successfully complete the same training program. The management training program covers all aspects of operations including food handling, preparation, cooking, plate presentation, ordering procedures, scheduling, inventory control, and management functions.

    PURCHASING

    The quality of purchased products, specifically wings, burgers, chicken, sauces and produce is a critical part of food production, presentation, and value. Wings are purchased centrally at the Company's commissary to insure the freshness and consistency of the product. The wings are fresh and held at 26 DEG.F to 28 DEG.F to protect the quality and allow for consistent cooking. The Company's one-third pound burger is also purchased fresh and never frozen. The signature sauces are produced specifically for the Company and continue to distinguish the Company's food. Most importantly, the ordering system, storage, and delivery programs allow the Company to control inventory and provide the freshest, highest quality products for its restaurants.

    MANAGEMENT INFORMATION SYSTEMS

    The Company is in the process of equipping all of its restaurants with NCR PC-based cash register systems. The PC-based systems use
Twenty/20-Registered Trademark- software that provides touch-screen capabilities for entering orders and generating customer bills. Coconut Code accounting software and Timeware systems serve as the Company's back office software for all Company-owned restaurants and some franchised restaurants. Managers using the Coconut Code software have the ability to calculate gross margin at the restaurant level on a weekly basis. The Company is currently using modules in Coconut Code which will allow managers to analyze variance in food and alcohol costs by menu item. The Company anticipates that its systems will be Year 2000 compliant by July 1999.

    Franchised locations that do not utilize Coconut Code use a variety of other information systems. The Company recognizes the importance of information systems and the benefits of having all of the Company-owned restaurants on compatible systems and is committed to investing in technology.

    RESTAURANT-LEVEL ECONOMICS

    The typical investment to open a leased, 5,500 square foot Company-owned Buffalo Wild Wings Grill & Bar ranges between $450,000 to $600,000 including leasehold improvements, furniture and equipment, and before landlord contributions. Actual capital outlays vary depending on the amount of landlord contributions, cost of liquor licenses, availability of equipment leasing and square footage of the restaurant. The Company believes that it can further reduce the cost of new restaurant equipment by negotiating with one or two vendors to supply equipment all of its new restaurants. The Company's goal is for those restaurants opened for a full year to achieve $1.2 million in revenue.

MARKETING AND ADVERTISING

    The success of Buffalo Wild Wings is based on attracting and maintaining customers, both on college campuses and in the suburbs. The Company believes its restaurants attract different guests at different times of the day. Businessmen and women, as well as college students, visit at lunch, young families arrive in the early evening and sports fans enjoy the late night and weekend games. The Company's objective is to increase market awareness by building a solid brand identity with well-planned, system-wide campaigns including advertising, marketing and public relations efforts focused on promoting Buffalo Wild Wings as "the place for fun and food."

    System-wide advertising messages are developed to support the Company's brand positioning. In an effort to effectively get these messages to the right people and to spread the message to the largest audience possible, the Company has developed system-wide media plans for each market. Markets are generally evaluated individually and customized media plans are developed. The plans focus primarily on broadcast media, both television and radio. Print media is utilized as a secondary media option.

    At the local level, franchises are encouraged to support the system-wide media buys with local media buys and to implement a variety of marketing programs to drive repeat traffic and to promote the restaurant's entertaining atmosphere. The Company provides each franchisee with a marketing manual that provides guidance on local marketing techniques and programs. The manual includes strategies for instituting an effective grand opening plan, programs for college campus marketing efforts and grassroots neighborhood marketing ideas.

    Restaurants also attempt to capitalize on high-profile sporting events such as the Super Bowl, NCAA Basketball Tournament and Monday Night Football by promoting eat-in and carryout specials. The Company has instituted "Tuesday Wing Day" across the entire chain which has increased traffic on a day that has traditionally been the restaurant industry's slowest day of the week. Tuesdays now generate more than 18% of total system-wide weekly revenue.

    System-wide media campaigns and promotions are developed and implemented with the direction of the Buffalo Wild Wings National Advertising Board (NAB). The volunteer franchisee Board is elected by franchisees annually and meets regularly to review and provide input on advertising messages prepared by the national advertising agency.

FRANCHISING OPERATIONS


    Franchising continues to play a key role in the Company's restaurant expansion program. The Company currently supports 68 franchises, including two scheduled to be open in July 1998, and anticipates up to eight additional franchised restaurants will open during 1998. Buffalo Wild Wings employs a full-time Vice President of Franchise Development to actively promote franchising. The Company believes franchising allows it to attract highly motivated entrepreneurial individuals who can successfully manage restaurants. In addition to the personal characteristics the Company seeks in franchise operators, the Company searches for individuals with the financial capacity to make meaningful investments in their franchised restaurant. The Company also requires the owner or general manager to have previous restaurant experience. The Company offers new franchisees with site selection assistance, protected territory designations, layout, design and equipment specifications, approved suppliers and grand opening promotions and on-site opening assistance.



    The Company's franchise agreement grants the franchisee the right to develop and operate a restaurant and use the bw-3 or Buffalo Wild Wings names and trademarks within the guidelines established by the Company. Franchisees have the opportunity to become area developers and operate several restaurants within a defined area. The Company plans to increase the number of area development agreements. The franchise agreements are for an initial term of ten years and include two five year renewal options. The Company has the ability to terminate franchise agreements due to various financial defaults, such as repeated failure to timely pay continuing fees, and operational compliance violations, such as those relating to health, safety and sanitation standards. The franchise agreement grants a protected territory to the franchisee which prohibits the Company or another franchisee from opening a restaurant within the assigned territory. The agreements give the Company the right to first refusal should a franchisee decide to sell a restaurant.


    Franchisees generally currently pay the Company an initial franchise fee of $30,000 and a continuing monthly royalty fee equal to 5% of net revenue. The Company does not provide financing for its franchisees. Starting in 1998, franchisees are required to contribute a percentage of weekly restaurant revenue to a national advertising fund used to conduct national, regional and local advertising campaigns. Each franchisee is required to spend a minimum of 3% of gross revenue on advertising and marketing efforts. Of this amount, 1.5% must be contributed directly to a national advertising fund and the remaining 1.5% must be spent in the franchisee's local market. The Company believes that this level of advertising spending will result in increased traffic and revenue volumes.

    After a franchisee is granted approval to operate a restaurant, franchisees are required to send three members from its operation, prior to opening, to a three-week Company sponsored training program. The training covers a wide variety of topics including: food preparation, daily operations, weekly/monthly administration, employee management, hiring, safety and sanitation, equipment handling, and inventory management. Prior to the grand opening of a franchised restaurant, the Company sends an opening team, consisting of a lead trainer and two assistants, to the restaurant. The opening team spends two weeks with the franchisee; one week prior to opening and one week after opening. The Company currently employs four full time individuals to provide training to franchisees.

    Ongoing support services offered by the Company include operations and marketing manuals, consultations, group purchasing programs and scheduled visits from operational field staff members. The Company's regional managers regularly monitor the quality standards, management and financial performance of all of its franchised operations. At times, the Company encounters deficiencies in individual franchised operations, and as a result seven franchised operations have closed during 1996, five during 1997 and two during 1998.

COMMISSARY OPERATIONS

    In order to insure quality and product consistency, the Company operates a production and distribution center in Columbus, Ohio as well as two regional sub-commissaries in Cleveland, Ohio and Chicago, Illinois. The Columbus commissary produces frozen dough balls and bakes specialty Kaiser rolls and prepares cheeses and mixes for easier and consistent preparation at the restaurants. The commissary delivers sauces, wings, meats, cheeses and paper products to the restaurants in leased refrigerated trucks.

    The Columbus commissary also serves as the central purchasing and distribution center for the Company. By centralizing all purchasing, the Company is able to negotiate directly with suppliers for key food and beverage products. This generally insures uniform quality and provides for preferred pricing and volume discounts. The Company views its commissary as an integral part of its operations and essential for maintaining consistency and quality across all of its restaurants. As the Company expands its operations, it may open additional sub-commissaries depending on the locations of the new restaurants.

COMPETITION


    The entertainment and restaurant industries are highly competitive. There are a great number of restaurants and entertainment businesses that compete directly and indirectly with the Company, including both the fast food market segment and the casual dining segment. Competitors within these segments are well-run, well-capitalized companies including McDonald's, Taco Bell, Applebee's, T.G.I. Friday's and Chili's. The Company competes with restaurants primarily on the basis of quality of food and service, atmosphere, price, location and entertainment quality. The Company believes it has developed a brand within its core markets making Buffalo Wild Wings Grill & Bar synonymous with Buffalo, New York-style chicken wings, which has led to a loyal customer following and should differentiate the Company from new competition in an industry with few barriers to entry. While the Company believes that its restaurant units are distinctive in design and operating concept, it is aware of competitors that operate with similar concepts. Many of the Company's existing and potential competitors are well-established and have significantly greater financial, marketing and other resources than does the Company.


GOVERNMENT REGULATIONS

    The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages, sanitation, public health, fire codes, zoning and building requirements. Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer, and wine, and each restaurant requires food service licenses from local health authorities. The Company's licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by the Company or its employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of patrons or employees, advertising, wholesale purchasing, and inventory control. The failure of a restaurant to retain liquor or food service licenses could have a material adverse effect on its operations. In order to reduce this risk, each restaurant is operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations.

    The Company and its franchisees are also subject to laws governing their relationships with employees, including benefit, wage and hour laws, and laws and regulations relating to workers' compensation insurance rates, unemployment and other taxes, working and safety conditions and citizenship or immigration status. The Company may be subject in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. The Company believes its insurance presently provides adequate coverage for such liability. Failure to comply with any of these regulations or increases in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company and its franchisees.

    In addition, the Company is subject to various state and federal laws relating to the offer and sale of franchises and the franchisor-franchisee relationship. In general, these laws and regulations impose certain disclosure and registration requirements prior to the sale and marketing of franchises. The failure by the Company to comply with these laws could subject it to liability to franchisees and to fines or other penalties imposed by governmental authorities. The Company believes that the franchising industry is experiencing an increasing trend of franchisees filing complaints with governmental authorities and instituting lawsuits against franchisors claiming that they have engaged in unlawful or unfair trade practices or violated express or implied agreements with franchisees. The Company believes that its relations with its franchisees are generally good.

TRADEMARKS, SERVICE MARKS AND TRADE SECRETS

    The Company owns a number of trademarks and service marks registered or pending with the U.S. Patent and Trademark Office. The Company has received registration of the following service marks: Buffalo Wild Wings & Weck, bw-3, Buffalo Wild Wings & Weck plus design, ###-BWWW (telephone number) and ###-WING (telephone number). The Company's applications for registration of the following service marks have been allowed and published for opposition by the U.S. Patent and Trademark Office: Buffalo Wild Wings and Buffalo Wild Wings design. The Company attempts to protect its sauce recipes as trade secrets by, among other things, requiring confidentiality agreements with its supplier of sauces. It is possible that competitors could develop recipes and procedures that duplicate or closely resemble the Company's. The Company places considerable value on its trademarks, service marks and trade secrets and intends to actively defend and enforce them.

EMPLOYEES; CORPORATE HEADQUARTERS

    As of the date of this Prospectus, the Company employed approximately 710 people. Of the approximately 640 employees that work in Company-owned restaurants, approximately 15% are full-time and 85% are part-time. Restaurants average between 25 and 70 employees depending on the restaurant's size and revenue volume. The Company's commissary operations employ 35 individuals and corporate management, office staff and district managers account for the remaining 35 employees. There are currently no unions or collective bargaining agreements in place at the Company.


    The Company's headquarters are located in Minneapolis, Minnesota. The Company leases approximately 6,800 square feet under an agreement that expires in 2002 and provides for annual rental payments of $159,000, including common area maintenance expenses and real estate taxes. The Company believes this space is sufficient to meet its needs for the foreseeable future and that it is adequately covered by insurance.


LEGAL PROCEEDINGS

    The Company is involved in claims arising in the normal course of business. In management's opinion, the final resolution of these claims will not have a material adverse effect on the Company's financial position or results from operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
James W. Disbrow(2)..................................          50   Chairman of the Board and Chief Compliance Officer

Sally J. Smith.......................................          40   Chief Executive Officer, President and Director

Stephen E. David.....................................          40   Executive Vice President, Chief Operating Officer and
                                                                    Director

Mary J. Twinem.......................................          37   Chief Financial Officer and Treasurer

Dale M. Applequist(3)................................          50   Director

Kenneth H. Dahlberg(1)...............................          81   Director

Michael T. Gillen(1).................................          40   Director

Warren E. Mack(2)(3).................................          53   Director

James M. Schmidt(2)(3)...............................          38   Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Stock Option Committee

    JAMES W. DISBROW co-founded the Company in 1982 and has served as a director since its inception, as its Chairman of the Board since 1995 and as its Chief Compliance Officer since July 1996. He was President of Costumes Unlimited from 1974 until 1982. Prior to that time, Mr. Disbrow spent seven years as a professional ice skater and coach. Mr. Disbrow has served as an international and national figure skating judge, referee, and technical representative and was the 1994 World Team Leader. He was named the 1998 Olympic Team Leader for the United States figure skating team.

    SALLY J. SMITH has served as the Company's Chief Executive Officer and President since July 1996, as a director since August 1996 and as its Chief Financial Officer from 1994 to 1996. Prior to joining the Company, she was the Chief Financial Officer of Dahlberg, Inc., the manufacturer and franchisor of Miracle-Ear hearing aids, from 1983 to 1994. Ms. Smith began her career with KPMG Peat Marwick LLP, an international accounting and auditing firm. Ms. Smith is a CPA.

    STEPHEN E. DAVID has served as the Company's Executive Vice President and Chief Operating Officer since July 1996 and as a director since August 1996. Prior to joining the Company, Mr. David was the Vice President of Operations at Kenny Roger's Roasters, a 300 unit international restaurant chain, from 1992 to January 1996. Prior to that time, Mr. David held a variety of management positions with the Olive Garden Italian Restaurants and T.G.I. Fridays.

    MARY J. TWINEM has served as the Company's Chief Financial Officer and Treasurer since July 1996 and as its Controller from January 1995 to July 1996. Prior to joining the Company, she served as the Director of Finance/Controller of Dahlberg, Inc., from 1989 to December 1994. Ms. Twinem began her career with a public accounting firm, where she held a number of positions in audit and tax. She is a CPA.

    DALE M. APPLEQUIST has served as a director of the Company since 1997. Mr. Applequist was President and Chief Executive Officer of Cash Plus, Inc., a division of Campbell Mithun Esty, an advertising agency he co-founded in 1976.

    KENNETH H. DAHLBERG has served as a director of the Company since 1994. He was the founder of Dahlberg, Inc. and its Chairman of the Board from 1948 to 1993. He is also a director of National City Bancorporation, a publicly held bank holding company.

    MICHAEL T. GILLEN has served as a director of the Company since 1995. Mr. Gillen is currently the Senior Vice President of Canadaigua Wine Company. From August 1996 until August 1997, he was President of RayBan, Inc. a subsidiary of Bausch and Lomb, Inc. He was President and Chief Executive Officer of Dahlberg, Inc. from 1994 until 1996. From 1990 to 1994, Mr. Gillen was Vice President of Advo, Inc. He was Area Vice President of Pepsi Cola Co. from 1982 to 1990.

    WARREN E. MACK has served as a director of the Company since 1994. Mr. Mack has been an attorney with the law firm of Fredrikson & Byron, P.A. since 1969, serving as its President from 1985 to 1997 and as a director since 1978. Fredrikson & Byron, P.A. provides legal services to the Company from time to time. Mr. Mack is also a trustee of Buena Vista University.

    JAMES M. SCHMIDT has served as a director of the Company since 1994. Mr. Schmidt has been a practicing attorney since 1985, most recently with the law firm of Robbins, Kelly, Patterson & Tucker, which law firm provides services to the Company from time to time.

    The number of directors is determined by the stockholders at their annual meeting, subject to the right of the stockholders to change such number between annual meetings and to the right of the Board to increase such number between annual meetings. All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. The Board of Directors has a Compensation Committee, which provides recommendations concerning salaries and other compensation to be paid to executive officers of the Company, an Audit Committee, which is responsible for reviewing the Company's audit process, and a Stock Option Committee, which is responsible for administering the Company's employee stock option plan.

    Pursuant to the Company's 1995 Stock Option Plan, each non-employee director is entitled to receive an option to purchase 1,500 shares of Common Stock upon initial election to the Board of Directors and additional options to purchase 750 shares of Common Stock upon each re-election to the Board of Directors. Further, each non-employee director is entitled to receive $500 for each Board meeting attended, $250 for each Board Committee meeting attended and reimbursement of expenses incurred in connection with these meetings.

EXECUTIVE COMPENSATION

    COMPENSATION SUMMARY. The following table sets forth certain information regarding compensation earned or awarded to the Chief Executive Officer and President and each other executive officer of the Company who received total salary and bonus compensation in excess of $100,000 during the Company's fiscal year ended December 28, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                             ANNUAL COMPENSATION
                                                                           -----------------------
                                                                                          BONUS
NAME AND PRINCIPAL POSITION                                  FISCAL YEAR   SALARY ($)    ($)(1)
----------------------------------------------------------  -------------  ----------  -----------
James W. Disbrow,
  Chairman of the Board and Chief Compliance Officer......         1997    $  126,856   $  31,875

Sally J. Smith,
  Chief Executive Officer and President...................         1997    $  139,356   $  42,000

Stephen E. David,
  Executive Vice President and
  Chief Operating Officer.................................         1997    $  132,270   $  33,125

Mary J. Twinem,
  Chief Financial Officer and Treasurer...................         1997    $   89,356   $  22,500


------------------------


(1) Represents amounts under the Company's 1997 bonus plan for its officers. The amount of bonus was based on the achievement of certain revenue and profit goals and included a discretionary component determined by the Company's Compensation Committee.


    OPTION GRANTS; AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES. There were no option grants to, or exercise by, any of the Named Executive Officers during fiscal 1997. The following table sets forth certain information regarding the number and value of exercisable and unexercisable options to purchase shares of Common Stock held as of the end of the Company's 1997 fiscal year by the Named Executive Officers:

             AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                       VALUE OF UNEXERCISED
                                            NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS
                                            OPTIONS AT FY-END (#)         AT FY-END ($)
NAME                                       EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
-----------------------------------------  -----------------------  --------------------------
James W. Disbrow.........................            --                         --

Sally J. Smith...........................        15,217/30,164          $   30,434/$60,328

Stephen E. David.........................         6,250/18,750          $   12,500/$37,500

Mary J. Twinem...........................         3,750/11,250          $    7,500/$22,500

------------------------

(1) Based on the difference between the fair market value as of December 28, 1997 ($5.00 per share as determined by the Board of Directors) and the option exercise price.

STOCK OPTIONS


    In 1995, the Board of Directors and stockholders of the Company adopted the 1995 Stock Option Plan (the "Plan") in order to provide for the granting of stock purchase options to employees and officers of the Company. The Plan permits the granting of incentive stock options meeting the requirements of
Section 422 of the Code, including the requirement that the options be exercisable within 10 years of the date of grant at a price no less than the fair market value of the underlying stock on the date of grant. The recipient of an incentive stock option generally does not recognize taxable income, if at all, until the sale of the underlying stock. The Company has reserved 750,000 shares of its Common Stock for issuance upon exercise of options granted under the Plan. As of the date of this Prospectus, the Company has outstanding options to purchase an aggregate of 256,435 shares under the Plan.

                              CERTAIN TRANSACTIONS



    In each of October 1995 and January 1996, Kenneth H. Dahlberg, a Company director, loaned the Company $300,000. Such loans were evidenced by demand promissory notes (the "Dahlberg Notes") that bore interest at a rate of 12% per annum payable on demand. In September 1996, in connection with the Company's private placement of Common Stock at $3.00 per share, Mr. Dahlberg converted $250,500 principal amount of the Dahlberg Notes into 83,500 shares of Common Stock.



    In December 1996, Mr. Dahlberg converted the remaining principal amount of and all accrued interest on the Dahlberg Notes into an unsecured promissory note in the principal amount of $418,682. Such note accrues interest at 10% per annum and provides for payments of principal and interest in 60 equal monthly installments of $5,533 plus a final installment of $262,579. Additionally, in connection with such note conversion, the Company issued Mr. Dahlberg a warrant to purchase 50,000 shares of Common Stock at an exercise price of $3.00 per share. Such warrant is still outstanding.



    From July 1996 to July 1997, bw-3 Akron, Inc. ("bw-3 Akron"), a company that owns and operates a restaurant under the bw-3 name pursuant to a license agreement between bw-3 Akron and the Company, paid the Company an aggregate of approximately $109,500 for management services provided by the Company. bw-3 Akron does not pay the Company any royalties. James W. Disbrow, the Company's Chairman of the Board; Kenneth H. Dahlberg, a Company director; Scott A. Lowery; the Estate of John Repasy; Mark A. Lutz; Bernard T. Spencer; Eugenie Redman; Michael D. Balsom and Arthur L. Bowman, III owned an aggregate of 50% of the stock of bw-3 Akron during such period. In March of 1998, Messrs. Disbrow, Dahlberg, Lutz and Lowery transferred their shares to Ms. Redman. See "Principal Stockholders."


    In 1995, Mr. Dahlberg entered into a Loan Collateralization Agreement with the Company pursuant to which Mr. Dahlberg agreed to pledge up to $1,000,000 if necessary in connection with commercial loans obtained by the Company prior to February 1, 1998. In connection with this agreement, among other things, Mr. Dahlberg was granted the option to receive Common Stock with a fair market value of $100,000 or a demand promissory note in the principal amount of $100,000 plus interest accrued at the rate of 8.5% since February 1, 1995. Mr. Dahlberg elected to receive Common Stock rather than a demand promissory note, and was issued 20,858 shares of Common Stock, valued at $5.00 per share, in March 1998. With the issuance of the stock, this agreement has expired.


    In April 1998, as part of a financing conducted by the Company, Mr. Dahlberg purchased convertible notes in the principal amount of $500,000 and five-year warrants to purchase 45,000 shares of Common Stock, and Sally J. Smith, the Company's Chief Executive Officer and President, purchased convertible notes in the principal amount of $50,000 and five-year warrants to purchase 4,500 shares of the Common Stock. One-half of the principal amount of the notes are convertible into Common Stock at a per share price equal to 80% of the Price to Public of the Units offered hereby, at the option of the holder, into shares of the Company's Common Stock within 20 days following this offering. Accrued interest and the unconverted portion of the principal amount of the notes are due and payable 20 days following this offering. The warrants are exercisable upon completion of this offering at an exercise price per share equal to 80% of the Price to Public of the Units offered hereby.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of July 1, 1998 on a post 1-for-2 reverse stock split basis, and as adjusted to reflect the sale of the Units offered hereby, certain information regarding beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) the named Executive Officers and (iv) all executive officers and directors of the Company as a group.


                                                                                              PERCENTAGE OF
                                                                NUMBER OF SHARES            OUTSTANDING SHARES
                                                               BENEFICIALLY OWNED   ----------------------------------
NAME OF BENEFICIAL OWNER                                              (1)            BEFORE OFFERING   AFTER OFFERING
------------------------------------------------------------  --------------------  -----------------  ---------------
James W. Disbrow(2).........................................          251,088                12.6%              7.2%
Sally J. Smith(2)(3)........................................           37,758                 1.9%              1.1%
Stephen E. David(2)(4)......................................           10,000               *                 *
Mary J. Twinem(2)(5)........................................            5,625               *                 *
Dale M. Applequist(2).......................................            2,250               *                 *
Kenneth H. Dahlberg(2)(6)...................................          472,436                22.1%             13.0%
Michael T. Gillen(2)(7).....................................            3,000               *                 *
Warren E. Mack(2)(8)........................................            9,666               *                 *
James M. Schmidt(2)(8)......................................            5,300               *                 *
Scott A. Lowery(9)..........................................          255,088                12.8%              7.3%
Kenneth F. Seibel, Trustee for The Estate of
  John Repasy(10)...........................................          248,916                12.5%              7.1%
Mark A. Lutz(11)............................................          232,298                11.7%              6.7%
Bernard T. Spencer(2)(12)...................................          164,500                 8.3%              4.7%
Eugenie Redman(13)..........................................          127,313                 6.4%              3.7%
Michael D. Balsom(14).......................................          112,750                 5.7%              3.2%
Arthur L. Bowman, III(15)...................................          102,250                 5.1%              2.9%
All executive officers and directors as a group (9
  persons)(16)..............................................          797,123                36.3%             21.6%


------------------------

   * Less than one percent.

 (1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of July 1, 1998, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group. For purposes of calculating the percent of class owned after this offering, it was assumed that the officers, directors and principal stockholders will not be purchasing shares in this offering. Unless otherwise indicated, each person named or included in the group has sole voting and investment power with respect to the shares of Common Stock set forth opposite the stockholder's name.

 (2) The address of the named individual is 1919 Interchange Tower, 600 South Highway 169, Minneapolis, Minnesota 55426.

 (3) Includes 23,451 shares issuable pursuant to exercisable options, 4,500 shares issuable pursuant to exercisable warrants and 4,807 shares issuable pursuant to convertible notes. Does not include 46,984 shares issuable pursuant to options not currently exercisable. See "Certain Transactions."

 (4) Represents shares issuable pursuant to exercisable options. Does not include 35,000 shares issuable pursuant to options not currently exercisable.


 (5) Represents shares issuable pursuant to exercisable options. Does not include 34,375 shares issuable pursuant to options not currently exercisable.

 (6) Includes 3,000 shares issuable pursuant to exercisable options, 95,000 shares issuable pursuant to exercisable warrants and 48,076 shares issuable pursuant to convertible notes. See "Certain Transactions."



 (7) Represents shares issuable pursuant to exercisable options.



 (8) Includes 3,000 shares issuable pursuant to exercisable options.



 (9) Mr. Lowery's address is 3660 Kendall Avenue, Cincinnati, Ohio 45208.



 (10) Mr. Siebel's address is 1014 Vine Street, 2200 Kroger Bldg., Cincinnati, Ohio 45202.



 (11) Mr. Lutz's address is 8283 Riverview Drive, Powell, Ohio 43065.



 (12) Includes (i) 8,500 shares held of record by Mr. Spencer, (ii) 150,000 shares held of record by Mr. Spencer as Trustee under the Bernard T. Spencer Trust dated 12/7/92 and (iii) 6,000 shares held of record by Susan Coleman but for whom Mr. Spencer acts as attorney-in-fact. Mr. Spencer is an employee of the Company.



 (13) Ms. Redman's address is 911 S. Ft. Thomas, Ft. Thomas, Kentucky 41075.



 (14) Mr. Balsom's address is 659 Emerson, Amherst, New York 14226.



 (15) Includes 250 shares issuable pursuant to exercisable options. Mr. Bowman's address is 6017 Ropes Drive, Cincinnati, Ohio 45244.



 (16) Includes 53,326 shares issuable pursuant to exercisable options, 99,500 shares issuable pursuant to exercisable warrants and 52,883 shares issuable pursuant to convertible notes.


                           DESCRIPTION OF SECURITIES

    Upon completion of this offering, the authorized capital stock of the Company will consist of 20,000,000 shares of capital stock, no par value, of which 15,000,000 shares are Common Stock and 5,000,000 shares are undesignated.

COMMON STOCK


    As of July 1, 1998, the Company had approximately 48 stockholders of record holding 1,987,757 shares of issued and outstanding Common Stock. The holders of the Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all the assets of the Company available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; and (iii) are entitled to one vote per share on all matters which stockholders may vote on at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and nonassessable and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock.


    The holders of the Common Stock do not have cumulative voting rights. Subject to the rights of any future series of preferred stock, the holders of more than 50 percent of such outstanding shares voting for the election of directors can elect all of the directors of the Company to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

UNDESIGNATED STOCK

    Under governing Minnesota law and the Company's Restated Articles of Incorporation, as amended, no action by the Company's stockholders is necessary, and only action of the Board of Directors is required, to authorize the issuance of any of the undesignated stock. The Board of Directors is empowered to establish, and to designate the name of, each class or series of the undesignated shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the Board of Directors, without stockholder approval, may issue preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of Common Stock.

    It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of preferred stock.

CONVERTIBLE NOTES

    In April 1998, in connection with its recent financing, the Company issued convertible notes in the principal amount of $2,250,000 which accrue interest at the rate of 10% per annum. One-half of the principal amount of the notes are convertible into Common Stock at a per share price equal to 80% of the Price to Public of the Units offered hereby, at the option of the holder, into shares of the Company's Common Stock within 20 days following the effective date of the Registration Statement of which this Prospectus is a part. Accrued interest and the unconverted portion of the principal amount of the notes are due and payable 20 days following this offering. Affiliates of the Company hold notes in the aggregate principal amount of $550,000. See "Certain Transactions."

WARRANTS

    The Warrants included as part of the Units being offered hereby will be issued under and governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and Norwest Bank Minnesota, N.A. as Warrant Agent (the "Warrant Agent"). The following summary of the Warrant Agreement is not complete, and is qualified in its entirety by reference to the Warrant Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The shares of Common Stock and the Warrants offered as part of the Units will be immediately detachable and separately transferable. One Warrant entitles the holder ("Warrantholder") thereof to purchase one share of Common Stock during the four years following the Effective Date, subject to earlier redemption, provided that at such time a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is in effect and the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Although the Company will use its best efforts to (i) maintain the effectiveness of a current prospectus covering the shares of Common Stock underlying the Warrants and (ii) maintain the registration of such Common Stock under the securities laws of the states in which the Company initially qualifies the Units for sale in the offering, there can be no assurance that the Company will be able to do so. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants if a current prospectus covering the shares issuable upon the exercise of the Warrants is not kept effective or if such shares are not qualified nor exempt from qualification in the states in which the holders of the Warrants reside. Each Warrant will be exercisable at an exercise price per share equal to the Price to Public of the Units offered hereby plus $1.50, subject to adjustment upon the occurrence of certain events.

    The Warrants are subject to redemption by the Company, at a price of $0.01 per Warrant, at any time 90 days after the date of this Prospectus following a period of 20 consecutive trading days where the per share closing sale price of the Common Stock exceeds the Price to Public of the Units offered hereby plus $2.75 (subject to adjustment). The Company must give at least 30 days' written notice of such redemption not more than 15 trading days following such 20 trading day period, provided that a current prospectus covering the shares issuable upon the exercise of the Warrants is then effective under federal securities laws and the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. For these purposes, the closing sale price of the Common Stock shall be determined by the closing sale price as reported by Nasdaq so long as the Common Stock is quoted on Nasdaq and, if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of Warrants will automatically forfeit all rights thereunder except the right to receive the $.01 redemption price per Warrant unless the Warrants are exercised before they are redeemed.

    The Warrantholders are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose. The Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the Warrant Agent. Although the Company has applied for listing of the Warrants on the Nasdaq National Market, there is currently no established market for the Warrants, and there is no assurance that any such market will develop.

    The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants to protect Warrantholders against dilution upon the occurrence of certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation, or disposition of substantially all the assets of the Company.

    The Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reserve side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of Warrants being exercised.


    In April 1998, in connection with its recent financing, the Company issued warrants to purchase an aggregate of 202,500 shares of the Company's Common Stock at an exercise price per share equal to 80% of the Price to Public of the Units offered hereby. These warrants become exercisable upon completion of this offering and will expire in April 2003. Of these warrants, affiliates hold warrants to purchase 49,500 shares of Common Stock. See "Certain Transactions."


    The Company also has outstanding warrants to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $3.00. These warrants expire on December 26, 2001 and are held by Kenneth Dahlberg, a director and principal stockholder of the Company. See "Certain Transactions."

MINNESOTA BUSINESS CORPORATION ACT

    Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility and to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company, if the Board determines that such a takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

    Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20 percent or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the stockholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the stockholders voted not to grant voting rights to the acquiring person's shares.

    Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by the Company, or any subsidiary of the Company, with any stockholder which purchases 10 percent or more of the Company's voting shares (an "interested stockholder") within four years following such interested stockholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company serving before the interested stockholder's share acquisition date.

CERTAIN LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

    The Company's Restated Articles of Incorporation, as amended, limit the personal liability of its directors. Specifically, directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except to the extent that the elimination or limitation of liability is in contravention of the MBCA, as amended. This provision will generally not limit liability under state or federal securities law.

    Section 302A.521 of the MBCA provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    Section 5.1 of the Company's Bylaws provides that each director, officer and employee of the Company shall be indemnified by the Company in accordance with, and to the fullest extent permissible by, applicable law. The Company maintains an insurance policy covering director and officer liability.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar with respect to the Company's Common Stock and Warrants will be Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the securities of the Company. Future sales of substantial amounts of Common Stock in the open market may adversely affect the market price of the Shares, Warrants and Units offered hereby and the ability of the Company to raise equity capital in the future.


    Upon consummation of the offering, the Company will have outstanding an aggregate of 3,487,757 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). Of the aggregate number of outstanding shares of Common Stock, the 1,500,000 Shares and 1,500,000 Warrant Shares will be freely tradable without restriction or further registration under the Securities Act, unless purchased by an "affiliate" of the Company, as that term is defined by Rule 144 promulgated under the Securities Act (an "Affiliate"), whose sales would be subject to certain volume limitations and other restrictions described below. The remaining 1,987,757 shares of Common Stock originally issued and sold by the Company in private transactions in reliance upon exemptions from the Securities Act held by stockholders upon the consummation of this offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 or otherwise.



    All officers and directors and certain stockholders of the Company, owning an aggregate of 1,938,611 shares, have entered into "lock-up" agreements, agreeing not to, directly or indirectly, sell, assign, transfer, encumber, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of Common Stock without the consent of the Representative for a period of 180 days after the date of this Prospectus. The Representative may waive these restrictions at any time in its discretion. Taking such restrictions into account, in addition to the 1,500,000 Shares and 1,500,000 Warrant Shares, (i) 30,170 shares will be eligible for immediate sale on the date of this Prospectus in accordance with Rule 144; (ii) 62 additional shares will become eligible for sale in the public market beginning 90 days after the date of this Prospectus in accordance with Rule 144; (iii) 18,789 additional shares will become eligible for resale in the public market beginning in December 1998, subject to volume and manner of sale limitations under Rule 144; (iv) 1,917,753 additional shares will be eligible for sale beginning 180 days after the date of this Prospectus upon the expiration of the lock-up agreements, subject, in certain cases, to volume and manner of sale limitations under Rule 144; and (v) 20,983 additional shares will be eligible for sale beginning in March 1999, subject to volume and manner of sale limitations under Rule 144.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who beneficially owns shares last acquired privately from the Company or an Affiliate at least one year previously is entitled to sell, in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 35,000 shares immediately after the offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who beneficially owns shares last acquired from the Company or an Affiliate at least two years previously, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the consummation of this offering.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-Affiliates to sell their Rule 701 shares without complying with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permits Affiliates to sell their

Rule 701 shares without complying with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

    The Company intends to file, after expiration of the lockup agreements referenced above, a Registration Statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance upon exercise of stock options, thus permitting the resale of such shares by non-Affiliates in the public market without restrictions under the Securities Act and by Affiliates subject to volume and manner of sale limitations under Rule 144. As of the date of this Prospectus, options to purchase 256,435 shares of Common Stock were outstanding.

REGISTRATION RIGHTS

    The Company has entered into a Registration Rights Agreement with the investors in the Company's July 1996 private placement relating to an aggregate of 231,550 shares of Common Stock (the "Registrable Shares"). The agreement grants such investors certain "piggyback" registration rights with respect to the Registrable Shares. The registration rights provide that if the Company determines to register for public sale with the Securities and Exchange Commission certain of the Company's securities, the Company will use its best efforts to cause the Registrable Shares to be included in the offering for the benefit of the holders desiring to sell such shares. The registration rights relate to certain public offerings of the Company, if any, occurring on or before November 1999. Such registration rights are subject to various limitations, including the right of managing underwriter of the Company's Common Stock to determine that marketing factors require a limitation on the number of shares that can be sold by the selling stockholders participating in the registered sales (if necessary, excluding such selling stockholders' shares in their entirety), the requirement that any selling stockholders enter into an underwriting agreement in customary form with the managing underwriter selected by the Company, and the requirement that the selling stockholders pay their own selling expenses (including selling commissions and stock transfer taxes). Holders of the Registrable Shares do not have the right to participate in this offering.

    Investors in a recent offering were granted certain S-3 demand registration rights with respect to the 202,500 shares of Common Stock underlying the warrants issued in that offering. Such rights are exercisable beginning one year after the effective date of this offering. See "Description of Securities-- Warrants."

                                  UNDERWRITING

        The Underwriters named below, for which R. J. Steichen & Company is acting as representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement with the Company, to purchase from the Company 1,500,000 Units offered hereby. The number of Units that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                                             NUMBER OF
UNDERWRITER                                                                                    UNITS
-------------------------------------------------------------------------------------------  ----------
R. J. Steichen & Company...................................................................

                                                                                             ----------
Total......................................................................................   1,500,000
                                                                                             ----------
                                                                                             ----------

        The Underwriting Agreement provides that the several Underwriters will be obligated to purchase all of the 1,500,000 Units offered hereby, if any are purchased. The Underwriters propose to offer the Units to the public at the Price to Public set forth on the cover page of this Prospectus and to dealers at
such price less a concession not in excess of $         per share. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $         per share to certain other brokers and dealers. After the initial public offering, the Price to Public, concession and reallowance may be changed by the Representative. Additionally, the Company has agreed to pay the Representative a nonaccountable expense allowance equal to 2% of the aggregate public offering price. The Company has paid the Representative $10,000 as an advance against this nonaccountable expense allowance.

        The Company has granted the Underwriters an option exercisable within 45 days after the effective date of the Registration Statement of which this Prospectus is a part, to purchase up to an additional 225,000 Units at the Price to Public, less the Underwriting Discount and Commission shown on the cover page of this Prospectus. The Underwriters may exercise such option only for the purpose of covering any over-allotments in the sale of the Units offered hereby.

        The Company has agreed to sell to the Representative, for nominal consideration, a warrant to purchase up to 150,000 shares of Common Stock (the "Representative's Warrant"). The Representative's Warrant may be exercised in whole or in part commencing twelve months after the effective date of the Registration Statement of which this Prospectus is a part and for a period of four years thereafter, at an exercise price equal to 120% of the Price to Public of the Units offered hereby. The Representative's Warrant may not be transferred, sold, assigned or hypothecated for a period of one year from the effective date of this offering except to officers of the Representative or members of the underwriting syndicate or the selling group. The Representative's Warrant contains anti-dilution provisions providing for appropriate adjustments on the occurrence of certain events, and contains customary demand and participatory registration rights. Any profits realized by the Representative upon the sale of such warrant or the securities issuable upon exercise thereof may be deemed to constitute additional underwriting compensation.

        The Underwriting Agreement provides for reciprocal indemnification between the Company, the Underwriters and their controlling persons against civil liabilities in connection with the Offering, including liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

        Holders of Common Stock of the Company, who beneficially own in the aggregate 1,938,612 shares, have agreed that they will not, without the prior consent of the Representative, publicly offer, sell or grant any option to sell any securities of the Company in the open market or otherwise for a period of 180 days from the effective date of this offering.

        The Representative has informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        In order to facilitate this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of Common Stock, Warrants or Units. Specifically, the Underwriters may over-allot Units in connection with the offering, creating a short position for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, Warrants or Units, the Underwriters may bid for, and purchase, such securities in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or dealer for distributing Units in the offering, if the Underwriters repurchase previously distributed Units in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, Common Stock, Warrants or Units in market-making transactions and impose penalty bids. These activities may stabilize or maintain the market price of such securities above the market level that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time. Any such activities will be undertaken in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"), if at all.

        The Representative acted as the selling agent for the Company in connection with the April 1998 private financing of convertible notes in the principal amount of $2,250,000. The Representative received a commission of $130,000 in connection with such services.

        Prior to this offering, there has been no public trading market for the securities of the Company. The initial offering price of the Units and the Warrant exercise price have been arbitrarily determined by negotiations between the Company and the Representative. The initial offering price and the Warrant exercise price bear no relationship to the Company's assets, book value, earnings, net worth or other recognized criteria of value. Among the factors considered in such negotiations were the prevailing market conditions, estimates of the business potential of the Company and other factors deemed to be relevant.

        The foregoing is a brief summary of the material provisions of the Underwriting Agreement and Representative's Warrant and does not purport to be a complete statement of their terms and conditions. The Underwriting Agreement, including the Representative's Warrant, has been filed as Exhibit 1.1 to the Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Warren E. Mack, an officer of Fredrikson & Byron, P.A., is a director and shareholder of the Company. See "Management" and "Principal Stockholders." Certain legal matters for the Underwriters will be passed upon by Doherty, Rumble & Butler Professional Association, Minneapolis, Minnesota.

                                    EXPERTS

        The consolidated financial statements of Buffalo Wild Wings, Inc. and Subsidiaries as of December 29, 1996 and December 28, 1997, and for each of the fiscal years then ended, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

        The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the sale of the shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares being offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at one of the Commission's regional offices: 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York, 10048. Copies of all or any part of such material may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. The Commission maintains a World Wide Website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

        Prior to this offering, the Company has not been subject to the reporting requirements of the Exchange Act. After completion of this offering, the Company intends to comply with such requirements, including distributing to its stockholders an annual report containing audited financial statements.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

                       CONSOLIDATED FINANCIAL STATEMENTS

            DECEMBER 29, 1996, DECEMBER 28, 1997 AND MARCH 29, 1998

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                                     INDEX

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2

Consolidated Balance Sheets as of December 29, 1996, December 28, 1997 and March 29, 1998 (unaudited)......         F-3

Consolidated Statements of Earnings for the fiscal years ended December 29, 1996 and December 28, 1997 and
  for the three months ended March 30, 1997 (unaudited) and March 29, 1998 (unaudited).....................         F-4

Consolidated Statements of Stockholders' Equity (deficit) for the fiscal years ended December 29, 1996 and
  December 28, 1997 and for the three months ended March 29, 1998 (unaudited)..............................         F-5

Consolidated Statements of Cash Flows for the fiscal years ended December 29, 1996 and December 28, 1997
  and for the three months ended March 30, 1997 (unaudited) and March 29, 1998 (unaudited).................         F-6

Notes to consolidated financial statements.................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

    WHEN THE TRANSACTION REFERRED TO IN NOTE 13 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN THE POSITION TO RENDER THE FOLLOWING REPORT.

                                          /s/ KPMG Peat Marwick LLP

The Board of Directors

Buffalo Wild Wings, Inc.:

    We have audited the accompanying consolidated balance sheets of Buffalo Wild Wings, Inc. and Subsidiaries (formerly bw-3, Inc. and Subsidiaries) (the "Company") as of December 29, 1996 and December 28, 1997, and the related consolidated statements of earnings, stockholders' equity (deficit), and cash flows for the fiscal years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buffalo Wild Wings, Inc. and Subsidiaries as of December 29, 1996 and December 28, 1997, and the results of their operations and their cash flows for the fiscal years then ended, in conformity with generally accepted accounting principles.

March 18, 1998, except
  as to note 13 which
  is as of July xx, 1998

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

                          CONSOLIDATED BALANCE SHEETS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                  DECEMBER 29,   DECEMBER 28,    MARCH 29,
                                                                      1996           1997          1998
                                                                  -------------  -------------  -----------
                                                                                                (UNAUDITED)
                                                  ASSETS

Current assets:
  Cash..........................................................    $     814      $   1,182     $     314
  Accounts receivable, net of allowance of $78, $142
    and $208, respectively......................................          980          1,109         1,282
  Inventory.....................................................          332            366           401
  Prepaid expenses..............................................          132            100            90
  Deferred income taxes.........................................          736            527           516
                                                                       ------         ------    -----------
      Total current assets......................................        2,994          3,284         2,603
                                                                       ------         ------    -----------
Property and equipment, net.....................................        3,715          3,516         5,288
Investment securities--restricted...............................          236         --            --
Restricted cash.................................................           18            117           142
Noncurrent deferred income taxes................................           35             90           260
Other assets....................................................          142            112           193
Goodwill, net of accumulated amortization of $33, $65
  and $73, respectively.........................................          454            422           414
                                                                       ------         ------    -----------
      Total assets..............................................    $   7,594      $   7,541     $   8,900
                                                                       ------         ------    -----------
                                                                       ------         ------    -----------

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.............................    $     477      $     447     $     423
  Current portion of obligations under capital leases...........          392            460           568
  Unearned franchise fees.......................................          360            166           191
  Accounts payable..............................................          581            517         1,001
  Accrued income tax............................................          417            394           516
  Accrued expenses..............................................        1,739          1,467         1,530
                                                                       ------         ------    -----------
      Total current liabilities.................................        3,966          3,451         4,229
                                                                       ------         ------    -----------
Long-term liabilities:
  Accounts payable to franchise marketing fund..................           18            110           134
  Long-term debt, net of current portion........................        1,215            774           689
  Obligations under capital leases, net of current portion......        1,159          1,142         1,614
                                                                       ------         ------    -----------
      Total long-term liabilities...............................        2,392          2,026         2,437
                                                                       ------         ------    -----------
Commitments and contingencies (notes 3, 6, and 8)
Stockholders' equity (note 13):
  Undesignated, 5,000,000 shares................................       --             --            --
  Common stock, no par value, 15,000,000 shares authorized;
    1,966,713, 1,966,775 and 1,987,633 shares issued and
    outstanding, respectively...................................        1,705          1,705         1,810
  Retained earnings (accumulated deficit).......................         (469)           359           424
                                                                       ------         ------    -----------
      Total stockholders' equity................................        1,236          2,064         2,234
                                                                       ------         ------    -----------
      Total liabilities and stockholders' equity................    $   7,594      $   7,541     $   8,900
                                                                       ------         ------    -----------
                                                                       ------         ------    -----------

          See accompanying notes to consolidated financial statements.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

                      CONSOLIDATED STATEMENTS OF EARNINGS

              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              FISCAL YEARS ENDED          THREE MONTHS ENDED
                                                          --------------------------  --------------------------
                                                          DECEMBER 29,  DECEMBER 28,   MARCH 30,     MARCH 29,
                                                              1996          1997          1997          1998
                                                          ------------  ------------  ------------  ------------
                                                                                             (UNAUDITED)
Restaurant sales........................................   $   11,253    $   12,216   $      3,173  $      3,280
Franchising revenues:
  Initial franchise fees................................          338           328            123            50
  Royalty income........................................        3,010         3,502            830         1,000
                                                          ------------  ------------  ------------  ------------
                                                                3,348         3,830            953         1,050
                                                          ------------  ------------  ------------  ------------
Total revenue...........................................       14,601        16,046          4,126         4,330
Cost of restaurant sales................................        7,338         7,809          2,068         2,089
Selling, general, and administrative expenses...........        5,836         6,301          1,608         1,817
Preopening expenses.....................................           53            65             23           112
Impairment and disposal charges.........................       --               157        --                145
                                                          ------------  ------------  ------------  ------------
Earnings from operations................................        1,374         1,714            427           167
                                                          ------------  ------------  ------------  ------------

Other income (expense):
  Interest expense......................................         (448)         (405)          (106)          (75)
  Miscellaneous and interest income.....................           75            62             13            19
                                                          ------------  ------------  ------------  ------------
                                                                 (373)         (343)           (93)          (56)
                                                          ------------  ------------  ------------  ------------
Earnings before income taxes............................        1,001         1,371            334           111
Income tax expense......................................          195           543            136            46
                                                          ------------  ------------  ------------  ------------
Net earnings............................................   $      806    $      828   $        198  $         65
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
Earnings per common share...............................   $     0.45    $     0.42   $       0.10  $       0.03
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
Weighted average shares of common stock outstanding.....    1,784,000     1,967,000      1,967,000     1,969,000
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
Earnings per common share--assuming dilution............   $     0.45    $     0.41   $       0.10  $       0.03
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
Weighted average shares of common stock and common stock
  equivalents outstanding...............................    1,784,000     2,019,000      1,998,000     2,033,000
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                              RETAINED
                                                                         COMMON STOCK         EARNINGS
                                                                     ---------------------  (ACCUMULATED
                                                                       SHARES     AMOUNT      DEFICIT)       TOTAL
                                                                     ----------  ---------  -------------  ---------
Balance at December 31, 1995.......................................   1,543,497  $     429    $  (1,275)   $    (846)
Net earnings.......................................................      --         --              806          806
Proceeds from detachable stock warrant.............................      --             50       --               50
Issuance of common stock for acquisition of Jar-Man................     191,666        575       --              575
Issuance of common stock for reduction in note payable.............      83,500        250       --              250
Issuance of common stock through a private placement,
  net of expenses..................................................     148,050        401       --              401
                                                                     ----------  ---------  -------------  ---------

Balance at December 29, 1996.......................................   1,966,713      1,705         (469)       1,236
Net earnings.......................................................      --         --              828          828
Exercise of stock options..........................................          62     --           --           --
                                                                     ----------  ---------  -------------  ---------

Balance at December 28, 1997.......................................   1,966,775      1,705          359        2,064
Net earnings (unaudited)...........................................      --         --               65           65
Issuance of common stock for loan guarantee (unaudited)............      20,858        105       --              105
                                                                     ----------  ---------  -------------  ---------

Balance at March 29, 1998 (unaudited)..............................   1,987,633  $   1,810    $     424    $   2,234
                                                                     ----------  ---------  -------------  ---------
                                                                     ----------  ---------  -------------  ---------

          See accompanying notes to consolidated financial statements.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                          FISCAL YEAR ENDED          THREE MONTHS ENDED
                                                                     ---------------------------  ------------------------
                                                                     DECEMBER 29,  DECEMBER 28,    MARCH 30,    MARCH 29,
                                                                         1996          1997          1997         1998
                                                                     ------------  -------------  -----------  -----------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net earnings.....................................................   $      806     $     828     $     198    $      65
Adjustments to reconcile net earnings to cash provided by
  operations:
    Depreciation and amortization..................................          864           856           221          217
    Write-off of impaired assets...................................       --               292        --           --
    Deferred income taxes..........................................         (499)          154            (2)        (159)
    Change in operating assets and liabilities, net of effects of business combination:
        Accounts receivable........................................           79          (129)       --             (173)
        Inventory..................................................           72           (34)          (10)         (35)
        Notes receivable...........................................          131        --            --           --
        Prepaid expenses...........................................          (60)           32           (10)          10
        Restricted cash and other assets...........................          (45)           68           (73)        (106)
        Income taxes...............................................          438           (23)           39          122
        Accounts payable...........................................          237           (64)         (209)         613
        Unearned franchise fees....................................         (151)         (194)          (86)          25
        Accrued expenses...........................................          362          (180)           42           63
                                                                     ------------       ------         -----   -----------
          Net cash provided by operating activities................        2,234         1,606           110          642
                                                                     ------------       ------         -----   -----------
Cash flows from investing activities:
  Proceeds from the sale of furniture and equipment................          250           231        --           --
  Decrease (increase) in investment securities.....................           (2)          236           135       --
  Acquisition of property and equipment............................       (1,411)         (794)         (228)      (1,248)
  Cash received in excess of Jar-Man cash acquisition
    consideration..................................................           23        --            --           --
                                                                     ------------       ------         -----   -----------
          Net cash used in investing activities....................       (1,140)         (327)          (93)      (1,248)
                                                                     ------------       ------         -----   -----------
Cash flows from financing activities:
  Proceeds from notes payable......................................          322        --            --           --
  Principal payments on notes payable and capital lease
    obligations....................................................         (743)         (911)         (226)        (262)
  Issuance of common stock.........................................          401        --            --           --
  Decrease in cash overdraft.......................................         (260)       --            --           --
                                                                     ------------       ------         -----   -----------
          Net cash used in financing activities....................         (280)         (911)         (226)        (262)
                                                                     ------------       ------         -----   -----------
          Net increase (decrease) in cash..........................          814           368          (209)        (868)
Cash at beginning of period........................................       --               814           814        1,182
                                                                     ------------       ------         -----   -----------
Cash at end of period..............................................   $      814     $   1,182     $     605    $     314
                                                                     ------------       ------         -----   -----------
                                                                     ------------       ------         -----   -----------

          See accompanying notes to consolidated financial statements.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

(1)  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    The Company was organized for the purpose of operating Buffalo Wild Wings or bw-3 restaurants, as well as selling Buffalo Wild Wing or bw-3 restaurant franchises as selected by Company management. In exchange for the initial and continuing franchise fees received, the Company provides management assistance to and gives franchisees the right to use the name "bw-3" or "Buffalo Wild Wings."


    As of March 29, 1998, the Company operated 12 Company-owned restaurants and had 68 restaurants in operation by franchisees.


INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the unaudited March 30, 1997 and March 29, 1998 interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for the three months ended March 29, 1998 are not necessarily indicative of results expected for fiscal 1998.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Buffalo Wild Wings, Inc. and its wholly owned subsidiaries (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR

    The Company utilizes a 52- or 53-week accounting period that ends on the last Sunday in December. The fiscal years ended December 29, 1996 and December 28, 1997 were each comprised of 52 weeks.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Leasehold improvements are amortized using the straight-line method over the lesser of the life of the lease or the estimated useful lives of the assets, which

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) range from one to ten years. Furniture and equipment, including equipment under capital leases, are depreciated using the straight-line method over the estimated useful lives of the assets, which range from four to eight years.

    Maintenance, repairs, and minor renewals are expensed as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the respective accounts and the related gains or losses are credited or charged to income.

GOODWILL

    Goodwill is capitalized at cost and is amortized on a straight-line basis over fifteen years.

    Management periodically assesses the amortization period and recoverability of the carrying amounts of goodwill based upon an estimation of the value and future benefits of the recorded asset. Management has concluded that the carrying amount of goodwill is realizable.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company reviews its long-lived assets related to each restaurant to be held and used in the business semi-annually for impairment, or whenever events or changes in circumstances indicate that the carrying amount of a restaurant may not be recoverable. The Company evaluates restaurants considering a history of operating losses and negative cash flows as its primary indicators of potential impairment. An impaired restaurant is written down to its estimated fair market value by discounting future cash flows based on the best information available. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

INVESTMENT SECURITIES

    Investment securities at December 29, 1996 consisted of certificates of deposits with initial contractual maturities of 1 to 2.5 years. Investment securities are carried at amortized cost. These securities were collateral on notes payable to banks.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's financial assets and liabilities, because of their short-term nature, approximates fair value. The fair value of the Company's borrowings, if recalculated based on current interest rates, would not significantly differ from recorded amounts.

STOCK BASED COMPENSATION

    The Company accounts for its employee stock options under the intrinsic-value method of APB Opinion No. 25 and, accordingly, compensation costs are recognized in the financial statements when options are granted to employees below the fair market value of the underlying stock. Effective January 1,

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

(1)  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
1996, the Company adopted the provisions of SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION. Pro forma information is presented reflecting compensation costs under SFAS No. 123 in note 10.

REVENUE RECOGNITION

    The Company recognizes initial franchise fees as revenue when substantially all services and conditions relating to the sale under the Company's franchise agreement have been performed. Continuing franchise royalty fees based upon a percentage of franchisee restaurant revenues are recognized as earned. Expenses relating to both initial franchise and royalty fees are indirect in nature and expensed as incurred.

    The Company recognizes revenue and expense for Company-owned restaurants as they are earned and incurred.

    The Company operates a commissary, which provides food and restaurant supplies to company-owned and franchised restaurants. The Company reports the revenue and expenses relating to the operation of the commissary in the selling, general, and administrative expense section of the statements of earnings.

ADVERTISING COSTS

    Advertising costs are expensed as incurred.

PREOPENING COSTS

    Costs associated with the opening of new stores are expensed as incurred.

EARNINGS PER SHARE

    Basic earnings per share excludes dilution and is computed by dividing the income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes diluted common stock equivalents consisting of stock options and warrants determined by the treasury stock method, and dilutive convertible securities.

INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(2)  RESERVES FOR SALE OR CLOSING OF RESTAURANTS

    On May 24, 1996, the Company sold the assets of three restaurants located in Colorado for $250. The decision to sell these stores was made in 1995. The Company established a reserve of $695 in 1995 to cover the estimated loss and expenses associated with this sale, net of estimated proceeds. During fiscal 1997, the

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

(2)  RESERVES FOR SALE OR CLOSING OF RESTAURANTS (CONTINUED)
Company reduced the estimated reserve for future expense related to this sale by $135. As of December 29, 1996, December 28, 1997 and March 29, 1998 there was a reserve balance of $384, $210 and $199, respectively, for lease obligations and miscellaneous other items.

    Also, during 1995, the Company decided to close an unprofitable restaurant and accrued approximately $425 for the write-off of fixed assets, lease obligations, and closing expenses. As of December 29, 1996 the reserve was $368. As of December 28, 1997 the reserve was substantially depleted.

    During the quarter ended March 29, 1998, the Company decided to close an older restaurant. As a result, the Company recorded a $145 charge to operations for estimated lease commitments and other expenses associated with closing this location.

(3)  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                   DECEMBER 29,  DECEMBER 28,    DEPRECIABLE
                                                       1996          1997           LIVES
                                                   ------------  -------------  -------------
Construction in process..........................   $       90     $      62         --
Leasehold improvements...........................        1,836         2,063    1 to 8 years
Furniture, fixtures, and equipment...............        1,487         1,545    4 to 8 years
Equipment under capitalized leases...............        2,014         2,382    4 to 8 years
                                                   ------------       ------
                                                         5,427         6,052
Less accumulated depreciation and amortization...       (1,712)       (2,536)
                                                   ------------       ------
                                                    $    3,715     $   3,516
                                                   ------------       ------
                                                   ------------       ------

    As of December 28, 1997, the Company had entered into construction contracts for two restaurants. The December 28, 1997 balance sheet reflects construction in process for these locations. The estimated contract amount of these obligations was $648 and were substantially completed by March 1998. During the quarter ended March 29, 1998, the Company entered into construction contracts for two additional restaurants with aggregate obligations of $529.

    In the fiscal 1997 year end review of impairment of long-lived assets and long-lived assets to be disposed of, the Company identified certain restaurant assets for which management believes the carrying amount was not recoverable due to operating losses and negative cash flow. For the year ended December 29, 1997, the Company recorded a charge to operations of $148 to reduce the carrying value of the assets to fair value. Fair value was determined based on estimated discounted future cash flows. In 1997, the Company also identified other restaurant assets and software to be abandoned and disposed of in 1998. For the year ended December 29, 1997 the Company recorded a charge to operations of $144 for the abandonment of these assets.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

(4)  ACCRUED EXPENSES

    Accrued expenses are summarized as follows:

                                                       DECEMBER 29,   DECEMBER 28,    MARCH 29,
                                                           1996           1997          1998
                                                       -------------  -------------  -----------
Accrued payroll and bonuses..........................    $     450      $     613     $     446
Store closing accruals (note 2)......................          752            256           388
Accrued financing....................................          116            125        --
Other accrued expenses...............................          421            473           696
                                                            ------         ------    -----------
      Total..........................................    $   1,739      $   1,467     $   1,530
                                                            ------         ------    -----------
                                                            ------         ------    -----------

(5)  LONG-TERM DEBT

    The Company had available a $250 revolving line of credit, bearing interest at prime rate and due on January 1, 1999. At December 28, 1997 and March 29, 1998 there were no borrowings under this line of credit.

    As of December 31, 1995, the Company had a $300 demand note with a Company stockholder, and during 1996 such note was increased to $600. In September 1996, the demand note was reduced by $250 through the issuance of 83,500 shares of the Company's common stock at $3.00 per share. In December 1996, the remaining unpaid principal and accrued interest of $419 was converted into a term note, due in monthly installments with an interest rate of 10%, and final balloon payment due January 2002. In connection with the conversion of the demand note to a term note, the Company granted the holder a warrant to acquire 50,000 shares of the Company's common stock for $3.00 per share, exercisable over five years.

    For financial statement purposes, $50 of the term note face value was allocated to the warrant, resulting in a discount on such debt and an increase in common stock. The discount on the term note is being accreted into earnings over the five-year life of the debt.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

(5)  LONG-TERM DEBT (CONTINUED)
    Long-term debt consists of the following:

                                                       DECEMBER 29,   DECEMBER 28,    MARCH 29,
                                                           1996           1997          1998
                                                       -------------  -------------  -----------
Notes payable to banks, interest rate at prime, due
  through various dates until 2001, secured by a
  certificate of deposit from a shareholder (Note
  9).................................................    $   1,114      $     731     $     640
Unsecured promissory notes payable to shareholders
  and employees of the Company, interest rates at 10%
  to 12%, due through various dates until 2002 (Note
  9).................................................          432            353           348
Other unsecured promissory notes, interest rates at
  8.5% - 12%, due through various dates until 2000...    $     128      $     124     $     112
Other................................................           18             13            12
                                                            ------         ------    -----------
                                                             1,692          1,221         1,112
Less current portion.................................         (477)          (447)         (423)
                                                            ------         ------    -----------
                                                         $   1,215      $     774     $     689
                                                            ------         ------    -----------
                                                            ------         ------    -----------

    Aggregate annual maturities of long-term debt subsequent to December 28, 1997 are as follows: 1998, $447; 1999, $292; 2000, $186; 2001, $75 and 2002,
$221.

    In April of 1998, the Company sold $2,250 debenture units in a Regulation D private placement financing. Pursuant to the debenture terms, the Company sold units consisting of notes with a $50 principal amount and warrants to purchase 4,500 shares of common stock. The notes bear interest at 10% and are repayable, with interest, at the earlier of November 1, 1998 or 20 days after completion of an Initial Public Offering ("IPO"). If an IPO is not completed by November 1, 1998, the Company may extend the maturity date for an additional six months. Each unit holder has the right to convert 50% of the principal amount of the notes at a price equal to 80% of the Price to Public in an IPO.


    Warrants to acquire an aggregate of 202,500 shares of the Company's common stock were issued in connection with this transaction. These warrants are exercisable upon the completion of an initial public offering (IPO) (See note
13) at 80% of the IPO unit price. These warrants expire in April 2003. For financial statement purposes, $101 of the debenture unit proceeds was allocated to the warrants resulting in a discount on the underlying debentures and an increase in common stock. The discount on the debentures is being accreted into earnings over the debentures original six-month term.


(6)  LEASE COMMITMENTS

    The Company leases all of its restaurants and corporate offices under noncancelable operating leases, which have various expiration dates. In addition to base rents, certain leases require the Company to pay its share of maintenance and real estate taxes, and include provisions for contingent rentals based upon

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

                         (DOLLAR AMOUNTS IN THOUSANDS)

(6)  LEASE COMMITMENTS (CONTINUED)
sales. Certain of the leases contain renewal options under which the Company may extend the terms from three to five years. Certain leases are guaranteed by one or more of the stockholders of the Company.

    The Company also leases office equipment and restaurant equipment under noncancelable operating leases with terms ranging from three to eight years.

    The gross amount of equipment and related accumulated amortization recorded under capital leases are as follows:

                                                                   DECEMBER 29,   DECEMBER 28,
                                                                       1996           1997
                                                                   -------------  -------------
Equipment........................................................    $   2,014      $   2,382
Less accumulated amortization....................................         (522)          (859)
                                                                        ------         ------
    Total........................................................    $   1,492      $   1,523
                                                                        ------         ------
                                                                        ------         ------

    Future minimum rental payments due under capital and noncancelable operating leases at December 28, 1997 are as follows:

                                                                   CAPITAL        OPERATING
FISCAL YEAR ENDING                                                 LEASES          LEASES
--------------------------------------------------------------  -------------  ---------------
1998..........................................................    $     697       $   1,152
1999..........................................................          631           1,051
2000..........................................................          410             901
2001..........................................................          268             820
2002..........................................................           91             766
Thereafter....................................................           23           2,489
                                                                     ------          ------
Total future minimum lease payments...........................        2,120       $   7,179
                                                                                     ------
                                                                                     ------
Less amounts representing interest, ranging from 8% to 27%....         (518)
                                                                     ------
Present value of net minimum payments.........................        1,602
Less current portion..........................................         (460)
                                                                     ------
                                                                  $   1,142
                                                                     ------
                                                                     ------

    Rent expense for all operating leases for the fiscal years ended December 29, 1996 and December 28, 1997, and the three-month periods ended March 30, 1997 and March 29, 1998 was $834, $868, $192 and $219, respectively.

    Subsequent to December 28, 1997, the Company has entered into operating leases for three Company-owned restaurants which the Company intends to open in fiscal 1998. Future minimum operating lease payments under these leases aggregate $116, $285, $291, $299, $312 and $1,892 in fiscal 1998, 1999, 2000,
2001, 2002 and thereafter, respectively.

    In March 1998, the Company signed a $2.5 million leasing facility for restaurant and computer equipment available through June 30, 1999. Lease obligations under this facility will be accounted for as capital leases. Funding under this facility is subject to certain covenants as defined by the agreement.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(7)  INCOME TAXES

    Income tax expense (benefit) is comprised of the following:

                                                                         FISCAL YEAR ENDED
                                                                   ------------------------------
                                                                   DECEMBER 29,    DECEMBER 28,
                                                                       1996            1997
                                                                   -------------  ---------------
Current:
  Federal........................................................    $     595       $     301
  State..........................................................           99              88

Deferred:
  Federal........................................................         (448)            122
  State..........................................................          (51)             32
                                                                         -----           -----
Total tax expense................................................    $     195       $     543
                                                                         -----           -----
                                                                         -----           -----

    A reconciliation of the expected federal income taxes (benefits) at the statutory rate of 34% with the provision for income taxes is as follows:

                                                                         FISCAL YEAR ENDED
                                                                   ------------------------------
                                                                   DECEMBER 29,    DECEMBER 28,
                                                                       1996            1997
                                                                   -------------  ---------------
Expected federal income tax expense..............................    $     340       $     466
State income tax expense, net of federal effect..................           59              78
Change in valuation allowance....................................         (290)         --
Permanent differences............................................           18              29
Other............................................................           68             (30)
                                                                         -----           -----
                                                                     $     195       $     543
                                                                         -----           -----
                                                                         -----           -----

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(7)  INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities are classified as current and noncurrent on the basis of the classification of the related asset or liability for financial reporting. Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes. Temporary differences, net of valuation allowances, comprising the net deferred tax asset on the balance sheets are as follows:

                                                                    DECEMBER 29,     DECEMBER 28,
                                                                        1996             1997
                                                                   ---------------  ---------------
Current:
  Store closing accruals.........................................     $     286        $     159
  Bad debt reserve...............................................           167               57
  Deferred revenue...............................................           137               66
  Other accruals.................................................           146              245
                                                                          -----            -----
                                                                      $     736        $     527
                                                                          -----            -----
                                                                          -----            -----

Noncurrent:
  Depreciation...................................................     $      77        $      90
  Other accruals.................................................           (42)          --
                                                                          -----            -----
                                                                      $      35        $      90
                                                                          -----            -----
                                                                          -----            -----

    The Company believes that as a result of its historical income, it is more likely than not that the Company will realize its deferred tax assets.

(8)  COMMITMENTS AND CONTINGENCIES

    At December 28, 1997, the Company is the guarantor of $508 on leases entered into by certain franchisees.

    The Company receives rebates from food wholesalers on behalf of the franchisees. These rebates are to be used for various system-wide marketing efforts, franchise seminars and conventions. The cash received from the wholesalers is recorded in the financial statements as restricted cash with an off-setting accounts payable to franchisees. The Company does not reflect these transactions in their financial results.

    The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position.

(9)  RELATED PARTY TRANSACTIONS

    The Company had $432, $353 and $348 of notes payable to stockholders and employees at December 29, 1996, December 28, 1997 and March 29, 1998, respectively. The notes have interest rates of 10% to 12% with maturity dates to fiscal year 2002.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(9)  RELATED PARTY TRANSACTIONS (CONTINUED)
    In 1995, a stockholder of the Company guaranteed a bank loan on behalf of the Company up to $1 million. As consideration, the stockholder received 16,500 shares of the Company's common stock. Also, in the event that an initial public offering of the Company's stock occurred before February 1, 1998, the Company would issue common stock having a value of $100 to the stockholder. If there was no offering of the Company's stock by January 1998, the stockholder could elect to receive common stock of the Company with a fair market value of $100 or a demand note in the amount of $100 plus accrued interest. The Company accrued $116 and $125 for this obligation at December 29, 1996 and December 28, 1997, respectively. On March 18, 1998, the stockholder elected to receive 20,858 shares of common stock with a fair market value of $105.

    In connection with the April 1998 debenture unit sale, the Company's CEO/President and a director acquired $50 and $500, respectively, of the units sold pursuant to such financing.

(10)  STOCKHOLDERS' EQUITY

STOCK OPTIONS

    In 1995 and as amended in May 1998, the Company established the Buffalo Wild Wings, Inc. 1995 Stock Option Plan (the "Plan"), which reserves 750,000 shares of the Company's common stock for sale to its employees, officers, and directors. The Plan states that the option price for these shares is to be not less than the fair market value on the date of grant. Incentive stock options become exercisable in four equal installments from the date of the grant and have a contractual life of ten years. Nonqualified stock options issued pursuant to the Plan become exercisable after one year and have a contractual life of ten years. Option activity is summarized as follows:

                                                                      NUMBER OF
                                                                       SHARES      PRICE RANGE
                                                                     -----------  -------------
Outstanding, December 31, 1995.....................................      --       $    --
  Granted..........................................................     103,935            3.00
  Exercised........................................................      --            --
  Canceled.........................................................        (500)           3.00
                                                                     -----------  -------------

Outstanding, December 29, 1996.....................................     103,435            3.00
  Granted..........................................................      11,500      4.50-10.00
  Exercised........................................................         (62)           3.00
  Canceled.........................................................      (4,938)           3.00
                                                                     -----------  -------------

Outstanding, December 28, 1997.....................................     109,935      3.00-10.00
  Granted..........................................................     143,250            5.00
  Exercised........................................................      --            --
  Canceled.........................................................        (375)           3.00
                                                                     -----------  -------------

Outstanding, March 29, 1998........................................     252,810   $  3.00-10.00
                                                                     -----------  -------------
                                                                     -----------  -------------

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(10)  STOCKHOLDERS' EQUITY (CONTINUED)
    At December 28, 1997 there were 32,843 options that were exercisable.

    The Company applies the intrinsic value method in accounting for its employee stock option grants and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. If the Company had elected to recognize compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net earnings would have been decreased to the pro forma amounts indicated in the table below.

    The pro forma net earnings reflect only options granted in 1996 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented because compensation cost is reflected over the options' vesting period, typically four years, and compensation cost for options granted prior to January 1, 1996 is not considered.

                                                                                              FISCAL YEAR ENDED
                                                                                       --------------------------------
                                                                                        DECEMBER 29,     DECEMBER 28,
                                                                                            1996             1997
                                                                                       ---------------  ---------------
Net earnings:
  As reported........................................................................     $     806        $     828
  Pro forma..........................................................................           801              811

Net earnings per share:
  As reported........................................................................     $    0.45        $    0.42
  Pro forma..........................................................................          0.45             0.41

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                        FISCAL YEAR ENDED
                                                                   ----------------------------
                                                                   DECEMBER 29,   DECEMBER 28,
                                                                       1996           1997
                                                                   -------------  -------------
Expected dividend yield..........................................            0%             0%
Expected stock price volatility..................................            0%             0%
Risk-free interest rate..........................................          5.5%           5.5%
Expected life of options.........................................      5 years        5 years

    The per share weighted-average fair value of stock options granted during 1996 and 1997 was $2.30 and $6.66, respectively.

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(11)  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                      FISCAL YEAR ENDED               THREE MONTHS ENDED
                                                               --------------------------------  ----------------------------
                                                                DECEMBER 29,     DECEMBER 28,      MARCH 30,      MARCH 29,
                                                                    1996             1997            1997           1998
                                                               ---------------  ---------------  -------------  -------------
Cash paid during the period for:
  Interest...................................................     $     465        $     405             105             76
  Income taxes...............................................           277              432             118             12

Noncash financing and investing transactions:
  Capital lease obligations incurred.........................           758              491             173            733
  Issuance of common stock for liabilities...................           250           --              --                105
  Issuance of common stock for acquisition of Jar-Man........           575           --              --             --

(12)  EARNINGS PER SHARE

                                                                    FOR THE YEAR ENDED 1996
                                                            ---------------------------------------
                                                              EARNINGS       SHARES      PER-SHARE
                                                             (NUMERATOR)   (DENOMINATOR)   AMOUNT
                                                            -------------  -----------  -----------

Earnings per common share.................................    $     806     1,784,000    $    0.45
Effect of dilutive securities:
  Stock options and warrants..............................       --            --
                                                                  -----    -----------
Earnings per common share--assuming dilution..............    $     806     1,784,000    $    0.45
                                                                  -----    -----------  -----------
                                                                  -----    -----------  -----------


                                                                    FOR THE YEAR ENDED 1997
                                                            ---------------------------------------
Earnings per common share.................................    $     828     1,967,000    $    0.42
Effect of dilutive securities:
  Stock options and warrants..............................       --            52,000
                                                                  -----    -----------
Earnings per common share--assuming dilution..............    $     828     2,019,000    $    0.41
                                                                  -----    -----------  -----------
                                                                  -----    -----------  -----------

                                                             FOR THREE MONTHS ENDED MARCH 30, 1997
                                                            ---------------------------------------
Earnings per common share.................................    $     198     1,967,000    $   ,0.10
Effect of dilutive securities:
  Stock options and warrants..............................       --            31,000
                                                                  -----    -----------
Earnings per common share--assuming dilution..............    $     198     1,998,000    $    0.10
                                                                  -----    -----------  -----------
                                                                  -----    -----------  -----------

                   BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
                     (FORMERLY BW-3, INC. AND SUBSIDIARIES)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 30, 1997
                        AND MARCH 29, 1998 IS UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(12)  EARNINGS PER SHARE (CONTINUED)

                                                             FOR THREE MONTHS ENDED MARCH 29, 1998
                                                            ---------------------------------------
                                                              EARNINGS       SHARES      PER-SHARE
                                                             (NUMERATOR)   (DENOMINATOR)   AMOUNT
                                                            -------------  -----------  -----------
Earnings per common share.................................    $      65     1,969,000    $    0.03
Effect of dilutive securities:
  Stock options and warrants..............................       --            64,000
                                                                  -----    -----------
Earnings per common share--assuming dilution..............    $      65     2,033,000    $    0.03
                                                                  -----    -----------  -----------
                                                                  -----    -----------  -----------

(13)  INITIAL PUBLIC OFFERING

    In January of 1998, the Company signed a letter of intent to pursue an Initial Public Offering (IPO) in 1998 for up to 1,725,000 units, consisting of a share of common stock and a warrant to acquire one share of common stock. A part of the proceeds would be used to repay the private placement financing notes described in note 5. Upon effectiveness of the IPO, the Company will consummate a 1 for 2 reverse stock split. Share and per share amounts contained herein have been adjusted to reflect this reverse stock split.

(14)  ACQUISITION OF JAR-MAN

    On January 16, 1996, the Company purchased Jar-Man, Inc. for a purchase price of $675 consisting of $100 in cash and $575 in Company common stock. The opening consolidated balance sheet of the Company as of January 16, 1996, reflects the fair value of assets acquired and liabilities assumed at the date of acquisition. The excess of purchase price over the estimated fair values of the net assets acquired by the Company has been recorded as goodwill. The net purchase price $675 was allocated to tangible and intangible assets as follows:

Cash.................................................................  $     123
Other current assets.................................................         30
Property, plant, and equipment.......................................        385
Other assets.........................................................         81
Goodwill.............................................................        487
Current liabilities..................................................       (220)
Long-term liabilities................................................       (211)
                                                                       ---------
                                                                       $     675
                                                                       ---------
                                                                       ---------

                                       [LOGO]

                                        HOME
                                       OF THE
                                        REAL
                                        WING

                                    TAKEOUT MENU

                                  FINGER FAVORITES

MINI CORN DOGS WITH HONEY MUSTARD SAUCE . . . . . . . . . . . . . . . . $3.29
MOZZARELLA STICKS WITH MARINARA SAUCE . . . . . . . . . . . . . . . . . $3.89
HOT CHEDDAR STUFFED JALAPENOS . . . . . . . . . . . . . . . . . . . . . $3.49
Breaded jalapenos stuffed with cheddar cheese & served with sour cream.
PEPPERONI POCKETS . . . . . . . . . . . . . . . . . . . . . . . . . . . $2.39
Two pockets stuffed with mozzarella & provolone cheese blended with pepperoni &
basil pizza sauce, deep fried to a golden brown.
CATFISH FINGERS
Tasty farm-raised catfish, lightly breaded and deep-fried, served with tartar sauce.
  Four Fingers. . . . . ..$3.79       Six Fingers . . . . . . . . . . . $4.99
QUESADILLAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $4.79
Strips of chicken breast, cheddar & mozzarella cheese, onion & diced tomato stuffed inside a large grilled flour tortilla. Served with salsa & sour cream.
Guacamole served on the side upon request.
BLUE CORN CHIPS . . . . . . . . . . . . . . . . . . . . . . . . . . . . $2.89
Tortilla chips made from blue cornmeal. Served with salsa & sour cream.
ULTIMATE NACHOS . . . . . . . . . . . . . . . . . . . . . . . . . . . . $4.99
Blue corn chips topped with chili or grilled chicken. Topped with diced tomato, onion, shredded lettuce & cheddar cheese. Salsa & sour cream served on the side.
Guacamole served on the side upon request.


                              SCRUMPTIOUS SALADS

GARDEN SALAD. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $1.99
Crisp iceberg and leaf lettuce topped with onion, tomato, celery, carrots, green peppers and a side of crunchy croutons. Served with your choice of dressing.
GRILLED CHICKEN SALAD . . . . . . . . . . . . . . . . . . . . . . . . . $3.99
What you'll get when you combine our fresh garden salad and top it with grilled chicken. Served with your choice of dressing.
TACO SALAD. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $4.59
Crisp lettuce, tomato, onion & cheddar cheese served with your choice of chili or grilled chicken in a crisp tortilla shell. Served with a side of blue corn chips, and salsa & sour cream or your choice of salad dressing.
  Veggie & Cheese Only. . . . . . . . . . . . . . . . . . . . . . . . . $3.99

CHICKEN CAESAR SALAD. . . . . . . . . . . . . . . . . . . . . . . . . . $3.99
A classic Caesar salad with our flavorful Old World Caesar dressing, topped with strips of grilled chicken breast.


WE ARE PROUD TO SERVE T. MARZETTI'S DRESSINGS.

DENOTES A SIGNATURE ITEM


                             CALL AHEAD FOR TAKE HOME!

           Call ahead for take home may not be available at some stores.

                                 OUR LEGENDARY
                                 WINGS & SAUCES


OUR FAMOUS BUFFALO,
NEW YORK-STYLE CHICKEN WINGS
Here they are in all their lip-smacking, award-winning glory: Buffalo, New York-style chicken wings spun in your favorite signature sauce. Roll up your shirt sleeves, grab a pile of napkins & dive in!

     6 WINGS . . . . . .  $2.39
     12 WINGS. . . . . .  $4.59
     18 WINGS. . . . . .  $6.49
     24 WINGS. . . . . .  $8.59
     50 WINGS. . . . . . $16.49
     100 WINGS . . . . . $31.99

                             ADD CELERY, BLEU CHEESE OR
                       RANCH DRESSING FOR JUST 40CENTS EACH!


AVAILABILITY OF PHONE-IN ORDERS ON TUESDAY VARIES BY LOCATION. LARGER WING ORDERS AVAILABLE ON REQUEST.



OUR 12 SIGNATURE SAUCES
You won't find our signature sauces anywhere else! Use our handy flame key below to find a sauce that's right for you. Great on sandwiches & burgers!

TERIYAKI
HONEY MUSTARD
SWEET BBQ
MILD
CURRY
MEDIUM
LEMON PEPPER
SPICY GARLIC
HOTBBQ
HOT
WILD
BLAZIN'TM
                                      TUESDAY
                                     IS 25CENTS
                                     WING DAY!

Side of Sauce. . . . .50 CENTS
Bottle . . . . . . . . . $2.99

                                     WEDNESDAY
                                     IS 50CENTS
                                      LEG DAY!

BUFFALO TENDERS-TM- & LEGS

BUFFALO TENDERS-TM-
Strips of chicken cut from a whole breast fillet, lightly breaded and crispy. Served with your favorite signature sauce for dipping.

  4 Tenders. . . . . . . $3.89       6 Tenders . . . . . . .$4.99

SPICY BBQ BUFFALO TENDERSS-SM-
A twist from the original, these tender strips of chicken offer a spicy breading and are spun in our sweet BBQ sauce.

  4 Tenders. . . . . . . $3.89       6 Tenders . . . . . . .$4.99

BUFFALO LEGS-TM-
Tender drumsticks cooked to a crispy golden brown & spun in your favorite signature sauce.

  2 Legs . . . . . . . . $1.59       5 Legs. . . . . . . . .$3.19

                                SIGNATURE SIDES

BUFFALO CHIPS-TM-
Not what you think. Natural cut potato slices deep fried to a golden brown. Add Cajun spice for 20CENTS.

  Regular. . . . . . . . $1.29       Basket. . . . . . . . .$2.39
     with Cheese . . . . $1.69         with Cheese . . . . .$3.19
                                  with Chili & Cheese. . . .$3.99

POTATO WEDGES
A smooth blend of rich sour cream & chive flavors on a crispy battered skin-on wedge-cut potato.

  Regular. . . . . . . . $1.59       Basket. . . . . . . . .$2.69
     with Cheese . . . . $2.49         with Cheese . . . . .$3.59
                                   with Chili & Cheese . . .$4.39

ONION RINGS
Crispy beer battered onion rings. Add Cajun spice for 20CENTS.

  Regular. . . . . . . . $1.79       Basket. . . . . . . . .$2.79

                            BURGERS & MORE BURGERS

All of our burgers are juicy one-third pounders served with lettuce, tomato and onion. Choose from a plain Kaiser or a Kimmelweck roll, our special Kaiser roll topped with rock salt and caraway seeds. We bake our own rolls! Add an extra one-third pound patty to any of the burgers for just $1.50 extra!

THE CLASSIC BURGER . . . . . . . . . . . . . . . . . . . . . . . . . . .$2.99
A juicy one-third pounder, charbroiled to perfection.
THE DOUBLE CLASSIC BURGER. . . . . . . . . . . . . . . . . . . . . . . .$4.49
For the hearty appetite, not one, but two one-third pound beef patties.
CHEESEBURGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$3.29
Choose from cheddar, swiss, mozzarella or jalapeno cheese.
SWISS & 'SHROOM BURGER . . . . . . . . . . . . . . . . . . . . . . . . .$3.79
Topped with swiss cheese and mushrooms.
BLACK & BLEU BURGER. . . . . . . . . . . . . . . . . . . . . . . . . . .$3.79
Blackened with Cajun spice and topped with bleu cheese dressing.
BACON CHEDDAR BURGER . . . . . . . . . . . . . . . . . . . . . . . . . .$3.79
Topped with strips of bacon & cheddar cheese.
WESTERN BURGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$3.79
Topped with bacon & smothered with cheddar cheese & our sweet BBQ sauce.



                                 CHICKEN SANDWICHES

Choose from a plain Kaiser roll or a Kimmelweck roll, our special Kaiser roll topped with rock salt and caraway seeds. We bake our own rolls!

GRILLED CHICKEN BREAST SANDWICH. . . . . . . . . . . . . . . . . . . . .$3.99
Tender grilled chicken breast served with lettuce, tomato & onion. Try it plain, or with your favorite signature sauce.
CHICKEN CAESAR SANDWICH. . . . . . . . . . . . . . . . . . . . . . . . .$3.99
Grilled chicken breast served with romaine lettuce, Caesar dressing & romano cheese.
SPICY BREADED CHICKEN SANDWICH . . . . . . . . . . . . . . . . . . . . .$3.99
Spicy breaded chicken breast, served with lettuce, tomato & onion.
SPICY CHICKEN PARMESAN SANDWICH. . . . . . . . . . . . . . . . . . . . .$4.79
Plump, juicy, breaded chicken breast that's spiced just right. Topped with mozzarella & romano cheese, marinara sauce, lettuce, tomato and onion.

                                SPECIALTY SANDWICHES

BEEF ON WECK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$4.29
Tender, thinly-sliced hot roast beef served on our Kimmelweck roll. Served with any one of our
signature sauces.
HEARTY STEAK SANDWICH. . . . . . . . . . . . . . . . . . . . . . . . . .$4.79
Tender slices of grilled steak with onion, green pepper & mozzarella cheese, served on a Polish sub roll.
ROASTED TURKEY SANDWICH. . . . . . . . . . . . . . . . . . . . . . . . .$3.79
Thinly sliced roasted turkey piled high on a Kaiser or Kimmelweck roll topped with lettuce, tomato and onion.
BREADED FISH SANDWICH. . . . . . . . . . . . . . . . . . . . . . . . . .$3.99
For the rebel who insists on ordering fish in a chicken place, we offer a lightly battered cod fillet on a Kaiser or Kimmelweck roll topped with lettuce, tomato & onion. Served with tartar sauce on the side.
ULTIMATE CONEY HOT DOG . . . . . . . . . . . . . . . . . . . . . . . . .$3.49
Chicago-style grilled 1/4 lb. Coney hot dog, loaded with chili, shredded cheddar cheese, and onion. Served on a Polish sub roll.
THE ULTIMATE BLT SANDWICH. . . . . . . . . . . . . . . . . . . . . . . .$3.59
Crispy bacon strips, fresh lettuce & juicy tomato served on your choice of a
Kaiser or Kimmelweck roll.
GARDENBURGER-Registered Trademark- . . . . . . . . . . . . . . . . . . .$3.89
Our favorite, meatless, all-natural patty made from a savory blend of fresh mushrooms, onions, whole grains and low-fat cheese. Topped with lettuce, tomato
& onion on your choice of roll.

                                  SOUTH OF BUFFALO

CHICKEN OR STEAK FAJITAS . . . . . . . . . . . . . . . . . . . . . . . .$4.99
Two soft flour tortillas filled with grilled chicken or steak, green pepper, onion, crisp lettuce, diced tomato & shredded cheddar cheese. Blue corn chips, salsa & sour cream served on the side. Guacamole served on the side upon request.
BUFFALITOS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $4.29
Two soft flour tortillas stuffed with your choice of grilled chicken or chili, lettuce, tomato, cheddar cheese, sour cream, onion & one of our signature sauces! For the lighter appetite - one tortilla is just $2.29.
  Veggie & Cheese only . . . . . . . . . . . . . . . . . .$1.89(one tortilla)$3.49(two tortillas)
BUFFALO BREATH-TM- CHILI . . . . . . . . . . . . . . . . . . . . . . . . .$3.19
Try a bowl of our lip-smackin', signature chili with beef and beans. Add shredded cheese for 30CENTS. For more kick, try it with Medium, Hot or Wild sauce for 30CENTS.

                                 LI'L BUFFALOS

                      For everyone in the herd 12 & under.
     All kid's meals are served with Buffalo Chips-TM- and a 12 oz. soft drink.
                         HOT DOG   BUFFALO LEG   FOUR WINGS
                SINGLE PEPPERONI POCKET  TWO BUFFALO TENDERSTM
                                All Kids Meals
                                    $2.79


FREE REFILLS!

                                  BEVERAGES

            SOFT DRINKS & ICED TEA  .$1.29
            COFFEE & HOT TEA. . . .79CENTS

                                   HOW THE
                                LEGEND BEGAN

     ONE HUNGRY NIGHT
     Our story begins one evening in 1981. Jim Disbrow and Scott Lowery were craving spicy Buffalo, New York-style chicken wings. After scouring Kent, Ohio they came up empty-handed and hungry. So they cooked up an idea: a fun, friendly restaurant with great food, including awesome Buffalo wings at affordable prices. The initial store opened in 1982 at Ohio State University and was wildly successful.

     MANY WINGS LATER
     Originally named Buffalo Wild Wings and Weck, the name was shortened to bw-3 by loyal customers. It was the first known attempt to develop a restaurant offering authentic Buffalo, New York-style chicken wings outside of Buffalo - and we think they'd be proud. Millions of wings later, we've opened more than 85 college and suburban locations in 16 states.

     THE SECRET IS THE SAUCE
     What's the secret to our success? It's our twelve signature sauces. From tasty Teriyaki to Better-Be-Ready Blazin'-TM- we have the taste that's right for you. Each sauce has a unique recipe, not just more spice. Try them on our wings or with any sandwich or burger, or take a bottle home
     - it's great on the grill!

                          CALL AHEAD FOR TAKE HOME!

         Call ahead for take home may not be available at some stores.

BW-3/BUFFALO WILD WINGS LOCATIONS

      Please don't drink & drive - we will be happy to call a cab for you.



                       Comments? Call us at 612-593-9943.
       Check out our website at www.bw-3.com or www.buffalowildwings.com
                 Copyright 1998 bw-3, Inc. All Rights Reserved.



                          [Photograph of interior bar area
                              of Company-owned Buffalo
                               Wild Wings restaurant]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   13
Dilution..................................................................   13
Dividend Policy...........................................................   15
Capitalization............................................................   16
Selected Consolidated Financial Data......................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   18
Business..................................................................   25
Management................................................................   33
Certain Transactions......................................................   36
Principal Stockholders....................................................   37
Description of Securities.................................................   38
Shares Eligible for Future Sale...........................................   42
Underwriting..............................................................   44
Legal Matters.............................................................   46
Experts...................................................................   46
Available Information.....................................................   46
Index to Financial Statements.............................................  F-1


UNTIL         , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           [BUFFALO WILD WINGS LOGO]

                                1,500,000 UNITS

                      EACH UNIT CONSISTING OF ONE SHARE OF
                        COMMON STOCK AND ONE WARRANT TO
                       PURCHASE ONE SHARE OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            [RJ STEICHEN & CO LOGO]

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the stockholders, or by a court.

    Provisions regarding indemnification of officers and directors of the Company are contained in Section 5.1 of the Restated Bylaws (Exhibit 3.2 to this Registration Statement). The Company maintains a director and officer liability policy.

    Under Section 7 of the Underwriting Agreement, filed as Exhibit 1.1 hereto, the Underwriters agree to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act against certain liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following expenses will be paid by the Company in connection with the distribution of the securities registered hereby and do not include the underwriting discount to be paid to the Underwriters. All of such expenses, except for the SEC registration fee, NASD fee and Nasdaq listing fee, are estimated.

SEC Registration Fee..............................................  $   7,379
NASD Fee..........................................................      3,002
Nasdaq National Market Listing Fee................................     63,725
Legal Fees........................................................     70,000
Accountants' Fees and Expenses....................................     75,000
Representative's Nonaccountable Expense Allowance.................    195,000
Printing Expenses.................................................     50,000
Blue Sky Fees and Expenses........................................      2,000
Transfer Agent Fees and Expenses..................................      5,000
Miscellaneous.....................................................     23,894
                                                                    ---------
    Total.........................................................  $ 495,000
                                                                    ---------
                                                                    ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act. The information below is presented on a post-reverse stock split basis.


    1. In December 1995, in connection with its organization, the Registrant issued an aggregate of 500 shares of Common Stock to bw-3, Inc., an Ohio corporation and accredited investor, for $0.20 per share. The shares were subsequently cancelled as part of the merger of bw-3, Inc. into the Registrant in June 1997.


    2. In June 1997, the Registrant issued 1,966,775 shares of Common Stock in exchange for all outstanding shares of bw-3, Inc. in connection with the merger of bw-3, Inc. into the Registrant.

    3. In September 1997, the Registrant issued 62 shares of Common Stock to an employee at a price of $1.50 per share upon exercise of an incentive stock option.


    4. In March 1998, the Registrant issued 20,858 shares of Common Stock to Kenneth H. Dahlberg, a director of the Registrant and accredited investor, at $5.00 per share in connection with a Loan Collateralization Agreement between the Registrant's predecessor and Mr. Dahlberg.


    5. In April 1998, in connection with a private financing to accredited investors, the Registrant issued convertible notes in the principal amount of $2,250,000 and five-year warrants to purchase 202,500 shares of Common Stock. One-half of the principal amount of the notes are convertible at $5.20 per share (80% of the Price to Public of the Units registered pursuant to this Registration Statement), at the option of the holder, into shares of the Registrant's Common Stock within 20 days following this offering. Accrued interest and the unconverted portion of the principal amount of the notes are due and payable 20 days following this offering. The warrants are exercisable upon completion of this offering at an exercise price of $5.20 per share (80% of the Price to Public of the Units registered pursuant to this Registration Statement). Affiliates of the Registrant purchased convertible notes in the aggregate principal amount of $550,000 with warrants to purchase 49,500 shares of Common Stock. R.J. Steichen & Company, the Representative of the Underwriters in this offering, acted as the placement agent for the financing completed in April 1998. As placement agent, R.J. Steichen & Company received sales commissions of $130,000 from the Registrant.


    6. In May 1998, the Registrant issued 125 shares of Common Stock to an employee at a price of $3.00 per share upon exercise of an incentive stock option.



    The Registrant relied upon Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering, and Regulation D thereunder, for the sales described in 1, 4, and 5 above. The Registrant relied on the no-sale theory for the issuances described in 2 above, as contemplated by Rule 145(a)(2) of the Securities Act, since the sole purpose of the transaction was to change the Registrant's domicile from Ohio to Minnesota. The Registrant relied upon Rule 701 under the Securities Act for the sales described in 3 and 6 above. All of the purchasers of securities described above acquired them for their own accounts and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements. Except as specified above, no underwriting commissions or discounts were paid with respect to the sales of unregistered securities described above.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  EXHIBIT
  NUMBER                                         DESCRIPTION
-----------  ------------------------------------------------------------------------------------
       1.1*  Form of Underwriting Agreement, including Representative's Warrant
       3.1*  Restated Articles of Incorporation, including form of Amendment to Restated Articles of Incorporation (which Amendment is to be effective upon closing of this offering)
       3.2*  Restated Bylaws
       4.1*  Specimen Common Stock Certificate
       4.2*  Form of Warrant Agreement, including specimen Warrant Certificate
       4.3*  Restated Articles of Incorporation (filed as Exhibit 3.1)
       4.4*  Restated Bylaws (filed as Exhibit 3.2)
       5.1*  Opinion and Consent of Fredrikson & Byron, P.A.
      10.1*  Company's 1995 Stock Option Plan, including specimen of Incentive and Non-Qualified
               Stock Option Agreements
      10.2*  Lease Agreement dated February 25, 1997, relating to the office space located at
               1919 Interchange Tower, 600 South Highway 169, Minneapolis, Minnesota
      10.3*  Form of Franchise Agreement
      10.4*  Form of Area Development Agreement
      10.5*  Equipment Lease Financing Facility, dated March 11, 1998, between the Company and
               Carlton Financial Corporation
      10.6*  Note, dated December 27, 1996, issued to Kenneth H. Dahlberg
      10.7*  Warrant, dated December 27, 1996, issued to Kenneth H. Dahlberg
      10.8*  Form of Convertible Note, dated April 14, 1998, issued to Kenneth H. Dahlberg and
               Sally J. Smith
      10.9*  Form of Warrant, dated April 14, 1998, issued to Kenneth H. Dahlberg and Sally J.
               Smith
      23.1*  Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
      23.2   Consent of KPMG Peat Marwick LLP
      24 *   Power of Attorney (included on signature page of the Registration Statement)
      27 *   Financial Data Schedule


------------------------

   * Previously filed.

ITEM 28. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned Registrant further undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant further undertakes that it will:

        (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) include any additional or changed material information on the plan of distribution;

        (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering; and

        (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 22, 1998.


                                BUFFALO WILD WINGS, INC.

                                By               /s/ SALLY J. SMITH
                                     -----------------------------------------
                                                  Sally J. Smith,
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *
------------------------------  Chairman of the Board of              *
       James W. Disbrow           Directors

                                Chief Executive Officer,
      /s/ SALLY J. SMITH          President and Director
------------------------------    (principal executive          July 22, 1998
        Sally J. Smith            officer)

                                Chief Financial Officer and
              *                   Treasurer (principal
------------------------------    financial and accounting            *
        Mary J. Twinem            officer)

              *                 Executive Vice President,
------------------------------    Chief Operating Officer             *
       Stephen E. David           and Director

              *
------------------------------  Director                              *
      Dale M. Applequist

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *
------------------------------  Director                              *
     Kenneth H. Dahlberg

              *
------------------------------  Director                              *
      Michael T. Gillen

              *
------------------------------  Director                              *
        Warren E. Mack

              *
------------------------------  Director                              *
       James M. Schmidt


*By:       /s/ SALLY J. SMITH
           -------------------------------------------
           Sally J. Smith, AS ATTORNEY-IN-FACT
           Date: July 22, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            BUFFALO WILD WINGS, INC.
                           EXHIBIT INDEX TO FORM SB-2


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement, including Representative's Warrant

      3.1*   Restated Articles of Incorporation, including form of Amendment to Restated Articles of Incorporation
               (which Amendment is to be effective upon closing of this offering)

      3.2*   Restated Bylaws

      4.1*   Specimen Common Stock Certificate

      4.2*   Form of Warrant Agreement, including specimen Warrant Certificate

      4.3*   Restated Articles of Incorporation (filed as Exhibit 3.1)

      4.4*   Restated Bylaws (filed as Exhibit 3.2)

      5.1*   Opinion and Consent of Fredrikson & Byron, P.A.

     10.1*   Company's 1995 Stock Option Plan, including specimen of Incentive and Non-Qualified Stock Option
               Agreement

     10.2*   Lease Agreement dated February 25, 1997, relating to the office space located at 1919 Interchange Tower,
               600 South Highway 169, Minneapolis, Minnesota

     10.3*   Form of Franchise Agreement

     10.4*   Form of Area Development Agreement

     10.5*   Equipment Lease Financing Facility, dated March 11, 1998, between the Company and Carlton Financial
               Corporation

     10.6*   Note, dated December 27, 1996, issued to Kenneth H. Dahlberg

     10.7*   Warrant, dated December 27, 1996, issued to Kenneth H. Dahlberg

     10.8*   Form of Convertible Note, dated April 14, 1998, issued to Kenneth H. Dahlberg and Sally J. Smith

     10.9*   Form of Warrant, dated April 14, 1998, issued to Kenneth H. Dahlberg and Sally J. Smith

     23.1*   Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

     23.2    Consent of KPMG Peat Marwick LLP

     24 *    Power of Attorney (included on signature page of the Registration Statement)

     27 *    Financial Data Schedule


------------------------

   * Previously filed.